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                                                                    EXHIBIT 10.1

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.















               LEXVISION(TM) DATABASE AND COLLABORATION AGREEMENT


                                     BETWEEN


                          LEXICON GENETICS INCORPORATED


                                       AND


                          BRISTOL-MYERS SQUIBB COMPANY


                         DATED AS OF SEPTEMBER 26, 2000
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               LEXVISION(TM) DATABASE AND COLLABORATION AGREEMENT

         THIS LEXVISION(TM) DATABASE AND COLLABORATION AGREEMENT (this "Agreement") is dated as of September 26, 2000 (the "Effective Date") and is made by and between LEXICON GENETICS INCORPORATED, a Delaware corporation ("Lexicon"), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"). Lexicon and BMS are sometimes referred to herein individually as a "party" and collectively as the "parties".

                                 R E C I T A L S

         WHEREAS, Lexicon has compiled and is continuing to compile the LexVision(TM) and OmniBank(R) Databases (as hereinafter defined);

         WHEREAS, Lexicon owns or has rights to, and expertise in, certain methods of producing Mutant Mice (as hereinafter defined);

         WHEREAS, BMS desires to obtain non-exclusive access to the LexVision and OmniBank Databases during the Collaboration Term (as hereinafter defined) for purposes of drug discovery research;

         WHEREAS, BMS desires that Lexicon develop, upon request, certain Mutant Mice having Selected Mutations (as hereinafter defined) for use in such research;

         WHEREAS, Lexicon is willing to grant BMS non-exclusive access to the LexVision and OmniBank Databases during the Collaboration Term for purposes of drug discovery research upon the terms and conditions set forth herein; and

         WHEREAS, Lexicon is willing to develop, upon request by BMS, Mutant Mice having Selected Mutations for use in drug discovery research upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:


                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

         1.1 "Academic Collaborator" means a principal investigator, employed at a university or other not-for-profit academic research institution that has entered into a Material Transfer Agreement with BMS pursuant to Section 3.5, who is performing collaborative research with BMS involving use of a Mutant Mouse or Progeny.

         1.2 "Access Fee" has the meaning set forth in Section 7.1.

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         1.3 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party to this Agreement. For purposes hereof, "control" means (a) in the case of corporate entities, direct or indirect ownership at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and
(b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

         1.4 "BASF" means BASF Bioresearch Corporation.

         1.5 "Biotherapeutic" means any human therapeutic and/or prophylactic that consists of or incorporates [**].

         1.6 [**]

         1.7 "Collaboration Term" means the period described in Section 12.1.1.

         1.8 "Commercialization Field" means the treatment and prevention of human diseases and disorders.

         1.9 "Confidential Information" means any information and data received by a party (the "Receiving Party") from the other party or its Affiliates (the "Disclosing Party") in connection with this Agreement (which, in the case of BMS as the Receiving Party, shall include without limitation the LexVision and OmniBank Databases and all information contained therein and all documentation related thereto; and which, in the case of Lexicon as the Receiving Party, shall include without limitation any partial or complete gene sequences BMS may provide to Lexicon in connection with this Agreement, any information and data relating to BMS's research and development efforts using the LexVision and OmniBank Databases, a Mutant Mouse, Progeny or any human ortholog of a mouse gene contained in the OmniBank Database and discovered by BMS, and any research, testing, clinical, regulatory, marketing or other scientific or business information, plans, or data pertaining to any Product of BMS). Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data that:

                  (a) is or becomes part of the public domain other than by unauthorized acts of the Receiving Party, its Affiliates or Corporate Partners;

                  (b) can be shown by written documents to have been already in the possession of the Receiving Party or its Affiliates or its Corporate Partners prior to disclosure under this Agreement, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party pursuant to a confidentiality agreement;

                  (c) can be shown by written documents to have been disclosed to the Receiving Party or its Affiliates or Corporate Partners by a Third Party, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party pursuant to a confidentiality agreement;

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                  (d) can be shown by written documents to have been
         independently developed by the Receiving Party or its Affiliates or its Corporate Partners without use of, or access to, Confidential Information of the Disclosing Party; or

                  (e) is disclosed by the Receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided, however, that the Receiving Party notifies the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party furnishes only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Specific Confidential Information of a Disclosing Party shall not be deemed to come under the foregoing exceptions merely because it is embraced by more general information that is or becomes part of the public domain, or is known by, disclosed to or independently developed by the Receiving Party. For example, coding sequence of a gene disclosed by a Disclosing Party shall not be deemed to come under the foregoing exceptions merely because genomic DNA sequence information relating to such gene is or becomes part of the public domain, or is known by, disclosed to or independently developed by the Receiving Party, unless that genomic DNA sequence information has been specifically and materially established as exon region(s) via standard molecular biology laboratory techniques.

         1.10 "Corporate Partner" means any Third Party, other than an Academic Collaborator, which enters into an agreement with BMS or its Affiliates involving the grant to such Third Party of rights for the development, commercialization and/or marketing of a Product, and which, if BMS has transferred a Mutant Mouse or Progeny to such Third Party, has entered into a Material Transfer Agreement with BMS pursuant to Section 3.5.

         1.11 "Cre-Lox Mouse" means any mouse cell or mouse containing a Selected Mutation and which (i) has one or more lox sites in its genome and (ii) contains DNA capable of expressing a Cre recombinase protein, and which is made or produced by Lexicon and delivered to BMS.

         1.12 "Cre-Lox Patent Rights" means the United States and foreign patents and patent applications listed on Exhibit 1.11, any continuation-in-part, continuation or divisional applications thereof, any patent granted on any aforesaid patent application and any extension, revival, re-examination or reissue of any of such patent, and any continuations, continuations-in-part, divisionals, reissues, extensions or foreign counterparts of any of the foregoing, which Lexicon has the right to sublicense hereunder. The terms "Cre" and "lox" (also referred to as "loxP") have the meanings as described and embodied by the Cre-Lox Patent Rights.

         1.13 "Cre-Lox Technology" means all the inventions described, embodied by and claimed in the Cre-Lox Patent Rights.

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         1.14 "Cre Mouse" means any mouse cell or mouse (i) having no lox sites in its genome and (ii) containing DNA capable of expressing a Cre recombinase protein.

         1.15 "Disclosing Party" has the meaning set forth in Section 1.8 hereof.

         1.16 "DPC" means DuPont Pharmaceuticals Company.

         1.17 "Drug Target" means [**].

         1.18 "Effective Date" means the date specified in the initial paragraph of this Agreement.

         1.19 "Event of Default" means an event described in Section 12.3 hereof.

         1.20 "First Commercial Sale" means the first sale for use or consumption by the general public of a Product in a country after all required marketing and pricing or pricing reimbursement approvals to be granted by the governing health authority of such country have been obtained. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the approval of an NDA.

         1.21 "Homologous Recombination" means a method of making a Mutant Mouse containing a Selected Mutation in a particular portion of a gene using the standard homologous recombination techniques.

         1.22 "Humanized Mutant Mouse" means a mouse cell or mouse containing a Selected Mutation (i) that may or may not have lox sites in its genome and (ii) that contains DNA of a human gene replacing DNA from the homologous mouse gene, and which is made or produced by Lexicon and delivered to BMS.

         1.23 "IND" means an Investigational New Drug application filed with the U.S. Food and Drug Administration or a similar application for the clinical testing of a Product in human subjects filed with a foreign regulatory authority.

         1.24 "Invention" means any new and useful composition of matter, process, product by process, machine or manufacture, including without limitation, software or an arrangement or collection of data, or any new and useful improvement thereof, whether or not patentable, which has been or is discovered, conceived, developed or first reduced to practice by employees or others acting on behalf of Lexicon or its Affiliates (either solely or jointly with others), or by employees or others acting on behalf of BMS or its Affiliates (either solely or jointly with others), through [**].

         1.25 "Joint Invention" means any new and useful composition of matter, process, product by process, machine or manufacture, including without limitation, software or an arrangement or collection of data, or any new and useful improvement thereof, whether or not patentable, hereafter discovered, conceived, made, developed or reduced to practice jointly by employees or others acting on behalf of BMS or its Affiliates, together with employees or others acting on behalf of Lexicon or its Affiliates, through [**].

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         1.26 "Joint Patent Rights" means (i) any United States and foreign patent applications, including without limitation provisional patent applications, hereafter owned, in whole or in part, by Lexicon or BMS or having legal force in any country, which claim a Joint Invention, (ii) any United States patents and foreign patents issuing from such patent applications and
(iii) any substitutions, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing.

         1.27 "Lexicon Patent Rights" means (i) the United States and foreign patents owned by or licensed (with rights to sublicense) to Lexicon which claim a composition, method, or process relating to the Lexicon Technology, (ii) the United States and foreign patent applications, including without limitation provisional patent applications, heretofore or hereafter filed by Lexicon or having legal force in any country, which claim a composition, method, or process relating to the Lexicon Technology, (iii) any United States patents and foreign patents issuing from such patent applications and (iv) any substitutions, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing; provided that the Lexicon Patent Rights exclude any Joint Patent Rights, the Cre-Lox Patent Rights and the TET-System Patent Rights.

         1.28 "Lexicon Technology" means all inventions (including Inventions other than Joint Inventions), discoveries, improvements, know-how, technical information, data or other technology relating to [**], in each such case as have been heretofore or are hereafter discovered, conceived, made, developed and/or reduced to practice solely or jointly by employees or others acting on behalf of Lexicon or its Affiliates, or owned in whole or in part by or licensed (with the right to sublicense) to Lexicon, but excluding the Cre-Lox Technology and the TET-System Technology.

         1.29 "LexVision Database" means Lexicon's proprietary database comprising phenotypic data and associated information, as more fully described in Exhibit 1.29 hereto, and as may be supplemented from time to time as set forth herein.

         1.30 "Lox Mutant Mouse" means a mouse cell or mouse containing a Selected Mutation (i) having one or more lox sites in its genome and (ii) not containing DNA capable of expressing a Cre recombinase protein, and which is made or produced by Lexicon using either the OmniBank Method or Homologous Recombination and delivered to BMS.

         1.31 "Major Market" means the United States, the European Union (under the centralized process or any other process), Germany, the United Kingdom, France, Italy, Spain or Japan.

         1.32 "Mutant Mouse" means collectively a Cre Mouse, a Cre-Lox Mouse, a Lox Mutant Mouse, a Humanized Mutant Mouse or a Non-Cre-Lox Mutant Mouse having a Selected Mutation that was made or produced by Lexicon and delivered to BMS pursuant to Section 5.2. A "line of Mutant Mice" means Mutant Mice having the same Selected Mutation.

         1.33 "NDA" means a New Drug Application filed with the U.S. Food and Drug Administration or a similar application for marketing approval of a Product filed with a foreign regulatory authority.

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         1.34 "Net Sales" means, with respect to a Royalty-Bearing Product, the gross amount invoiced by BMS, its Affiliates or Corporate Partners for sales of such Royalty-Bearing Product to a Third Party, less:

                  (a) trade, quantity and cash discounts actually allowed;

                  (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, billing errors and any other allowances (including, without limitation, government-mandated and managed health care-negotiated rebates) actually granted which effectively reduce the net selling price;

                  (c) product returns credits and allowances actually granted;

                  (d) any tax imposed on the production, sale, delivery or use of the product (excluding federal, state or local taxes based on income);

                  (e) freight, postage, shipping, customs duties, excises, tariffs, surcharges, other governmental charges (excluding federal, state or local taxes based on income) and insurance charges actually allowed or paid for delivery of Products;

                  (f) payments or rebates paid with respect to such Product in connection with state or federal Medicare, Medicaid or similar programs in the United States or in connection with similar programs in other countries in which there are sales; and

                  (g) adjustments for bad debts.

Such amounts shall be determined from the books and records of BMS, its Affiliates or Corporate Partners, as the case may be, maintained in accordance with the generally accepted accounting principles, consistently applied.

         In the event the Royalty-Bearing Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/A+B where A is the average sale price of the Royalty-Bearing Product when sold separately in finished form and B is the average sale price of the other active compounds or ingredients in the Combination Product sold separately in finished form.

         In the event that the average sale price of the Royalty-Bearing Product can be determined but the average sale price of the other active compounds or ingredients cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the selling party's average sales price of the Royalty-Bearing Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Royalty-Bearing Product. If the average sale price of the other active compounds or ingredients can be determined but the average price of the Royalty-Bearing Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/C+D where C is the average selling

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price of the other product(s) and D is the difference between the average selling price of the Combination Product and the average selling price of the other active compounds or ingredients.

         In the event that the average sales price of both the Royalty-Bearing Product and the other active compounds or ingredients in the Combination Product cannot be determined, the Net Sales of the Royalty-Bearing Product shall be negotiated in good faith by the parties.

         The Net Sales price for a Combination Product in a given country will be calculated once each calendar year and such price will be used during all applicable royalty reporting periods for the entire calendar year for such country, absent extraordinary conditions or events. When determining the average sale price of a Royalty-Bearing Product or the other active compounds or ingredients in the Combination Product, the average sale price will be calculated using data arising from the 12 months preceding the calculation of the Net Sales price for the Combination Product. As used above, the term "Combination Product" means any Royalty-Bearing Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

         If BMS or any of its Affiliates or Corporate Partners sells any Royalty-Bearing Product to a Third Party which also purchases other products or services from such seller or any of its Affiliates in a bundled, combination or capitated transaction (a "Bundled Transaction"), and such seller discounts the sales price of the Royalty-Bearing Product to a greater degree than such seller or its Affiliates generally discount the price of its other products to such customer, then the aggregate amount received with respect to such Bundled Transaction shall be allocated to Net Sales pursuant to the formula set forth in
Exhibit 1.34 hereto. For purposes of the foregoing, "discounting" includes establishing the list price at lower than the seller's normal pricing level.

         Free samples of Royalty-Bearing Product and the disposition of Royalty-Bearing Product for, or the use of Royalty-Bearing Product in, pre-clinical or clinical (Phase 1 - 3) trials or other market-focused (Phase 4) trials in which Royalty-Bearing Product is provided to patients without any payment shall not result in any Net Sales.

         1.35 "Non-Cre-Lox Mutant Mouse" means a mouse cell or mouse containing a Selected Mutation (i) having no lox sites in its genome and (ii) not containing DNA capable of expressing a Cre recombinase protein, and which is made or produced by Lexicon using either the OmniBank Method or Homologous Recombination and delivered to BMS.

         1.36 "OmniBank Database" means Lexicon's proprietary database comprising OmniBank Sequence Tags and all associated information, as more fully described in Exhibit 1.36 hereto, and as may be supplemented from time to time as set forth herein.

         1.37 "OmniBank" or "OmniBank Library" means Lexicon's proprietary library of embryonic stem cell clones containing gene trap events in particular mouse genes, which genes are identified by OmniBank Sequence Tags, and which clones may or may not have lox sites, as more fully described in Exhibit 1.36 hereto.

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         1.38 "OmniBank Method" means the method of making or developing a mouse containing a Selected Mutation using gene trap insertion techniques with embryonic stem cells retrieved from the OmniBank Library.

         1.39 "OmniBank Sequence Tag" or "OST" means any DNA sequence that is derived from a mouse gene using gene trap insertion techniques and contained in the OmniBank Database.

         1.40 "Performance Year" has the meaning specified in Section 4.2 hereof.

         1.41 "Phase 3 Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent. For purposes of this Agreement, "commencement of a Phase 3 Trial" for a Product shall mean the introduction of such Product into a human patient in a Phase 3 Trial.

         1.42 "Product" means any small molecule drug which [**], or which [**], through use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of [**]; provided, however, that a Product shall not include any product, the manufacture, use, sale or importation of which would infringe a Valid Claim of the Cre-Lox Patent Rights.

         1.43 "Product Patent Rights" means (i) the United States and foreign patent applications, hereafter filed by BMS, its Affiliates, Academic Collaborators or Corporate Partners or having legal force in any country, which claim a composition, method, or process relating to a Product, (ii) any United States patents and foreign patents issuing from such patent applications and
(iii) any substitutions, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing.

         1.44 "Progeny" means mice, including successive generations thereof, that are produced or developed by BMS, its Affiliates, Academic Collaborators or Corporate Partners by breeding a Mutant Mouse with any other mouse (including, without limitation, any other Mutant Mouse); provided that Progeny shall not include any mouse that does not contain at least one copy of an allele carrying a Selected Mutation, or nucleotide sequence derived or descended from an OmniBank vector, stably integrated into its genome.

         1.45 "Project Coordinator" has the meaning specified in Section 2.1 hereof.

         1.46 "Receiving Party" has the meaning set forth in Section 1.8 hereof.

         1.47 "Research Field" means use by BMS, its Affiliates, Academic Collaborators and/or Corporate Partners, at the internal research facilities of BMS, its Affiliates, Academic Collaborators and Corporate Partners, for research directed toward the discovery, identification, selection, or characterization of Products. The Research Field shall specifically exclude the development, manufacture, use, lease, sale (or other transfer for consideration) or importation of any product for sale (or lease or other transfer of a product for consideration) wherein the manufacture, use, sale or importation of such product would infringe a Valid Claim of the Cre-Lox Patent Rights, including but not limited to wherein the product is manufactured using a composition or method which would infringe a Valid Claim of the Cre-Lox Patent Rights.

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         1.48 "Royalty-Bearing Product" means any Product that [**]; provided that, [**]. Without prejudice to any other provisions of this Agreement, Lexicon shall, through the Steering Committee, regularly update BMS regarding [**].

         1.49 "Selected Mutation" means a specific mutation in a particular portion of a gene of a mouse embryonic stem cell that is created using the OmniBank Method or Homologous Recombination, which may or may not contain lox sites.

         1.50 "Seek-Target-Validation Project" or "S-T-V Project" means Lexicon's conduct of a Level 1, 2 or 3 S-T-V analysis pursuant to Section 6.1 or 6.2, as the case may be. A S-T-V Project may involve Level 1 analysis which includes, as applicable, the tests and assays described in Exhibit 1.50-A, or Level 2 or Level 3 analysis which may further include, as applicable, the tests and assays described in Exhibit 1.50-B.

         1.51 "Steering Committee" has the meaning specified in Section 2.1 hereof.

         1.52 "Territory" means all countries and jurisdictions throughout the world.

         1.53 "TET-System Patent Rights" means the patents and patent applications listed on Exhibit 1.53, including any division, continuation, continuation-in-part, substitute, renewal, reissue, extension, confirmation, reexamination, registration or foreign counterpart thereof.

         1.54 "TET-System Technology" means the tetracycline (or tetracycline analog) regulated gene expression technology, including both the overall system and any of its individual components, as claimed in the TET-System Patent Rights.

         1.55 "Third Party" means any person or entity other than Lexicon or BMS and their respective Affiliates.

         1.56 "Valid Claim" means either (i) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (ii) a claim of a pending patent application that [**] and that has not been abandoned or finally rejected without the possibility of appeal or refiling.


                          ARTICLE 2. STEERING COMMITTEE

         2.1 Members of Steering Committee; Project Coordinators. The parties shall establish a steering committee (the "Steering Committee"), which shall comprise three representatives designated by each party (or such other number as the parties may agree). The initial members of the Steering Committee are set forth on Exhibit 2.1. Members of the Steering Committee may be represented at any meeting by a designee who is appointed by such member for such meeting and who has authority to act on behalf of such member. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the parties. The initial chairperson shall be selected by BMS and is designated on Exhibit 2.1. The party not

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designating the chairperson shall designate one of its representative members as secretary to the Steering Committee for such year. Each party shall designate an individual (a "Project Coordinator"), who may, but need not, be a member of the Steering Committee to coordinate, on its behalf, the day-to-day interaction of and communication between the parties under this Agreement. Each Project Coordinator shall possess the education, training and experience necessary to make him or her reasonably technically qualified to serve as a Project Coordinator. The initial Project Coordinators are set forth on Exhibit 2.1. Each party shall be free to replace its representative members of the Steering Committee and its Project Coordinator with new appointees who have authority to act on behalf of such party, on notice to the other party.

        2.2 Responsibilities of Steering Committee. The Steering Committee shall be responsible for overseeing and directing the parties' interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:

                  (a) evaluating and modifying, from time to time, the tests and analytical methods to be used in Level 1 S-T-V analyses;

                  (b) evaluating and modifying, from time to time, the tests and analytical methods to be used in Level 2 and 3 S-T-V Projects conducted by Lexicon under this Agreement;

                  (c) determining whether various Third Party licensees of the Lexicon Technology constitute Reciprocal Rightsgivers for the purpose of Section 3.4 (which determination will be made promptly following Lexicon's submission of the final terms relevant to such determination pursuant to Section 3.4.5);

                  (d) prioritizing and setting goals for the updates to the LexVision and OmniBank Databases that Lexicon is required to make from time to time;

                  (e) establishing criteria for inclusion of data from Lexicon's Level 1 analyses in the LexVision Database;

                  (f) reviewing the results of Lexicon's Level 1 analyses from time to time in order to determine compliance with such criteria;

                  (g) coordinating BMS's designation of genes for inclusion in the LexVision Database pursuant to Section 4.4;

                  (h) prioritizing and reviewing Lexicon's efforts to develop and supply Mutant Mice pursuant to Article 5;

                  (i) establishing criteria and strategies for seeking patent protection for Joint Inventions;

                  (j) providing for the exchange of information between the parties; and

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                  (k) addressing issues and resolving differences that may arise between the parties.

         2.3 Meetings of Steering Committee. The Steering Committee shall meet at least once every calendar quarter, and more frequently as the parties deem appropriate, on such dates and at such times as the parties shall agree, on ten
(10) days' written notice to the other party unless such notice is waived by the parties. The first meeting of the Steering Committee shall take place within thirty (30) days after the Effective Date, at Lexicon's facility in The Woodlands, Texas. The Steering Committee may convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate by the parties. To the extent that meetings are held in person, they shall alternate between the offices of the parties unless the parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members.

         2.4      Decisions.

                  2.4.1 Quorum; Voting. A quorum for a meeting of the Steering Committee shall require the presence of at least one Lexicon member (or designee) and at least one BMS member (or designee) in person or by telephone. All decisions made or actions taken by the Steering Committee shall be made unanimously by its members, with the Lexicon members cumulatively having one vote and the BMS members cumulatively having one vote.

                  2.4.2 Dispute Resolution. In the event that unanimity cannot be reached by the Steering Committee with respect to a matter that is a subject of its decision-making authority, then the matter shall be referred for further review and resolution to the Senior Vice President, Early Development and Applied Technology at BMS, or such other similar position designated by BMS from time to time, and the Chief Executive Officer at Lexicon, or such other similar position designated by Lexicon from time to time. The designated officers of each party shall use reasonable efforts to resolve the matter within [**] after the matter is referred to them. If the designated officers cannot resolve any matter described in Section [**] within such [**] period, the matter shall be decided by the designated officer of BMS in good faith, taking into account the reasonable commercial interests of Lexicon and the express provisions of this Agreement (as identified in further detail below); and, if the designated officers cannot resolve any matter described in Section [**] within such [**] period, the matter shall be decided by the designated officer of Lexicon in good faith, taking into account the reasonable commercial interests of BMS and the express provisions of this Agreement. All other matters shall be resolved only by the parties achieving consensus, which they shall continue to use all reasonable effort to achieve until same has been achieved. In resolving any dispute under this Section 2.4.2, the parties shall consider, in good faith, Lexicon's and its Third Party licensees' and collaborators' commercial interests, including, without limitation, the need to maintain high throughput, cost effectiveness and the relevance of the matter in question to Lexicon's and such other persons' overall business activities.

         2.5 Minutes. Within fifteen (15) days after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. The secretary shall be responsible for circulation of all draft and final minutes. Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of the Steering Committee sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Steering Committee.

         2.6 Term. The Steering Committee shall exist until the termination or expiration of the Collaboration Term and for such longer period as necessary to perform the responsibilities assigned to it under this Agreement.

         2.7 Expenses. Each party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the Steering Committee.


                           ARTICLE 3. GRANTS OF RIGHTS

         3.1 Grant of Rights and Licenses by Lexicon to BMS.

                  3.1.1 Non-Exclusive Grant of Access to LexVision and OmniBank Databases. Subject to the terms of this Agreement, Lexicon hereby grants to BMS and its Affiliates, during the Collaboration Term, the non-exclusive right under the Lexicon Technology of access, without the right to permit Third Parties any right of access, to the LexVision and OmniBank Databases for use in the Research Field only. BMS and its Affiliates may make copies of information contained in the LexVision and OmniBank Databases only to the extent reasonably necessary to exercise BMS's rights under this Agreement, and BMS agrees that all such copies will be treated as Confidential Information of Lexicon and further agrees to establish, and to cause its Affiliates to establish, reasonable security measures to prevent copies of the information contained in the LexVision and OmniBank Databases from being made available to Third Parties (except as provided in Section 3.5), all to the same extent required for the protection of Lexicon's other Confidential Information under Section 9.1.

                  3.1.2 Non-Exclusive Research License Grant under the Lexicon Technology to Mutant Mice and Progeny. Subject to the terms of this Agreement, and subject to Lexicon's pre-existing obligations pursuant to its agreement with the Merck Genome Research Institute, Lexicon hereby grants to BMS and its Affiliates within the Territory, a non-exclusive right and license under the Lexicon Technology to use, breed, cross-breed and have bred and cross-bred Mutant Mice and Progeny for use in the Research Field only. Except as provided in Sections
         3.1.5 and 3.5, BMS agrees to use the Mutant Mice and Progeny solely for Research Field purposes of BMS and its Affiliates in accordance with the terms and conditions of this Agreement, and not to use the Mutant

         Mice or Progeny for any purposes for Third Parties, or to transfer, license the use of or make available to Third Parties Mutant Mice or Progeny.

                  3.1.3 Non-Exclusive Research License Grant under the Cre-Lox Technology to Lox Mutant Mice, Cre-Lox Mice, Cre Mice and Progeny.

                           (a) Subject to the terms of this Agreement, Lexicon
                  hereby grants to BMS and its Affiliates the non-transferable (except to Academic Collaborators and Corporate Partners as provided in Section 3.1.3(b)), non-exclusive right under the Cre-Lox Technology to use, breed and cross-breed Lox Mutant Mice solely in the Research Field; provided however, that BMS and its Affiliates shall not manipulate the genetic information at any lox site of a Lox Mutant Mouse by using the Cre-Lox Technology (including without limitation cross-breeding a Lox Mutant Mouse with a Cre Mouse) or otherwise further practice under the Cre-Lox Patents, except as permitted under [**].

                           (b) BMS and its Affiliates shall not transfer any Lox
                  Mutant Mice or any Progeny or material in any way derived from such Lox Mutant Mice to any Third Party, except as follows:
                  BMS may transfer Lox Mutant Mice (or any Progeny or material in any way derived from such Lox Mutant Mice) to Academic Collaborators and Corporate Partners, provided that each such Academic Collaborator or Corporate Partner has first entered into a Material Transfer Agreement with BMS substantially in the form and containing the terms as set forth in Exhibit 3.5-B hereto.

                           (c) No right is granted to BMS or its Affiliates to
                  sell (or lease or otherwise transfer for consideration) or develop or manufacture for sale (or lease or other transfer for consideration) any product, the manufacture, use, sale or importation of which would infringe a Valid Claim of the Cre-Lox Patents, including but not limited to any product which is manufactured using a composition or method which would infringe a Valid Claim of the Cre-Lox Patents, but this
                  Section 3.1.3(c) shall be without prejudice to any rights granted to BMS under [**].

                           (d) Subject to the restricted non-exclusive rights
                  granted to BMS, Lexicon (and its licensors, as applicable) shall retain all rights under the Cre-Lox Technology to Lox Mutant Mice (and any Progeny or material in any way derived from such Lox Mutant Mice).

                  3.1.4 Non-Exclusive Research Rights under the TET-System Patent Rights to Mutant Mice Incorporating TET-System Technology. At such time as BMS orders any Mutant Mouse that incorporates TET-System Technology, BMS shall execute and deliver to BASF the Notice and Acknowledgment attached hereto as Exhibit 3.1.4 with respect thereto. BMS's rights under the TET-System Patent Rights and the TET-System Technology with respect to such Mutant Mice and Progeny shall be subject to the terms of such Notice and Acknowledgment or such other terms as may be set forth in a separate agreement between BASF and BMS.

                  3.1.5 Non-Exclusive Product Rights under the Lexicon Technology. Subject to the terms of this Agreement, Lexicon hereby grants to BMS and its Affiliates under the Lexicon Technology and within the Territory, during the term of this Agreement and thereafter, the non-exclusive (except as otherwise provided in Section 6.2) right and license to develop, have developed, manufacture, have manufactured, market, have marketed, sell and have sold Products in the Commercialization Field. Without limiting the generality of the foregoing, such right shall include the right for BMS, any of its Affiliates, and, subject to Section 3.5, any of its Academic Collaborators or Corporate Partners to further develop any information or data provided by Lexicon in connection with any S-T-V Project performed for BMS under this Agreement.

                  3.1.6 [**].

         3.2 Reservation of Rights. Notwithstanding the rights granted to BMS under this Article 3, Lexicon at all times reserves (i) its rights to the sequence information, including without limitation all information relating to OSTs, contained in the OmniBank Database and partial sequences thereof; (ii) its right to use and to permit others to use the LexVision or OmniBank Databases or any OST, and to use and have used and to breed and have bred Mutant Mice and successive generations thereof, to research, develop, have developed, use, manufacture, have manufactured, sell and have sold products, including the right to grant licenses with respect to any applicable intellectual property rights for such purpose; and (iii) its rights to all embryonic stem cell clones and other biological materials contained in the OmniBank Library.

         3.3 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other party, including items owned, controlled or developed by, or licensed to, the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

         3.4 Grant of Non-Blocking Rights Among BMS, Lexicon and Reciprocal Rightsgivers.

                  3.4.1 Rights to Use the LexVision Database, OmniBank Database and Mutant Mice.

                           3.4.1.1 BMS and its Affiliates shall not assert or
                  enforce, and shall use good faith efforts to obtain the written agreement of its Academic Collaborators and Corporate Partners not to assert or enforce, against Lexicon, its Affiliates or any Reciprocal Rightsgiver (as defined below) any claims of an issued patent arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of the LexVision or OmniBank Databases or any information therein, or arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of an OST, a Mutant Mouse or Progeny, including, without limitation, any claims of an issued patent to an Invention made by BMS, its Affiliates, Academic Collaborators or Corporate Partners, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from BMS, prevent Lexicon, any of its Affiliates or any Reciprocal Rightsgiver from using (and/or, in the case of Lexicon and its Affiliates, permitting others to use), for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of human therapeutic and diagnostic products), (i) the LexVision or OmniBank Databases, any information therein or any OST; (ii) any Mutant Mice or Progeny or other mice having a Selected Mutation; or (iii) any embryonic stem cell clones or other biological materials contained in the OmniBank Library.

                           3.4.1.2 Lexicon and its Affiliates shall not assert
                  or enforce, and shall use good faith efforts to obtain the written agreement of its academic collaborators and corporate partners not to assert or enforce, against BMS or its Affiliates any claims of an issued patent arising from the use by Lexicon, its Affiliates, academic collaborators or corporate partners of the LexVision or OmniBank Databases or any information therein, or arising from the use by Lexicon, its Affiliates, academic collaborators or corporate partners of an OST, a Mutant Mouse or Progeny, including, without limitation, any claims of an issued patent to an Invention made by Lexicon, its Affiliates, academic collaborators or corporate partners, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from Lexicon, prevent BMS or any of its Affiliates from using, for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of human therapeutic and diagnostic products), (i) the LexVision or OmniBank Databases, any information therein or any OST; (ii) any Mutant Mice or Progeny or other mice having a Selected Mutation; or (iii) any embryonic stem cell clones or other biological materials contained in the OmniBank Library.

                  3.4.2 Rights Relating to Drug Targets and Products.

                           3.4.2.1 BMS and its Affiliates shall not assert or
                  enforce, and shall use good faith efforts to obtain the written agreement of its Academic Collaborators and Corporate Partners not to assert or enforce, against Lexicon or its Affiliates any claims of an issued patent arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of the LexVision or OmniBank Databases or any information therein, or arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of an OST, a Mutant Mouse or Progeny (or any claims of any other issued patent owned or controlled by BMS or its Affiliates to the composition of matter or use of the gene to which such patent relates), including, without limitation, any claims of an issued patent to an Invention made by BMS, its Affiliates, Academic Collaborators or Corporate Partners, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from BMS, prevent Lexicon or any of its Affiliates (i) from using or permitting others to use, for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of human therapeutic and diagnostic products), any Drug Target or (ii) developing, having developed, manufacturing, having manufactured, marketing, having marketed, selling and having sold human therapeutic and diagnostic products discovered, identified, selected or characterized in the course, or using the results, of such research; provided that such rights granted to Lexicon and its Affiliates hereunder shall not extend to the claims of any patent (A) to the composition of matter of any small molecule drug or any Biotherapeutic, or (B) to the use of any small molecule drug or Biotherapeutic whose composition of matter is specified in such patent, whether or not such composition of matter is claimed therein. Lexicon may extend the rights granted under this Section 3.4.2.1 to Third Parties (x) with respect to the use of Drug Targets in fields other than the discovery, identification, selection, or characterization of small molecule drugs, and (y) with respect to the development, manufacture, marketing and sale of human therapeutic and diagnostic products, other than small molecule drugs, that are discovered, identified, selected or characterized by Lexicon, its Affiliates or such Third Parties.

                           3.4.2.2 BMS and its Affiliates shall not assert or
                  enforce, and shall use good faith efforts to obtain the written agreement of its Academic Collaborators and Corporate Partners not to assert or enforce, against any Reciprocal Rightsgiver any claims of an issued patent arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of the LexVision or OmniBank Databases or any information therein, or arising from the use by BMS, its Affiliates, Academic Collaborators or Corporate Partners of an OST, a Mutant Mouse or Progeny (but expressly excluding any claims of any other issued patent owned or controlled by BMS or its Affiliates to the composition of matter or use of the gene to which such patent relates), including, without limitation, any claims of an issued patent to an Invention made by BMS, its Affiliates, Academic Collaborators or Corporate Partners, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from BMS, prevent any Reciprocal Rightsgiver (i) from using, for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of small molecule drugs), any Drug Target to which such Reciprocal Rightsgiver holds a license under the Lexicon Technology or (ii) developing, having developed, manufacturing, having manufactured, marketing, having marketed, selling and having sold small molecule drugs discovered, identified, selected or characterized in the course, or using the results, of such research; provided that such rights granted to Reciprocal Rightsgivers hereunder shall not extend to the claims of any patent (A) to the composition of matter of any small molecule drug or any Biotherapeutic, or (B) to the use of any small molecule drug or Biotherapeutic whose composition of matter is specified in such patent, whether or not such composition of matter is claimed therein.

                           3.4.2.3 Lexicon and its Affiliates shall not assert
                  or enforce, and shall use good faith efforts to obtain the written agreement of its academic collaborators and corporate partners not to assert or enforce, against BMS or its Affiliates any claims of an issued patent arising from the use by Lexicon, its

                  Affiliates, academic collaborators or corporate partners of the LexVision or OmniBank Databases or any information therein, or arising from the use by Lexicon, its Affiliates, academic collaborators or corporate partners of an OST, a Mutant Mouse or Progeny, including, without limitation, any claims of an issued patent to an Invention made by Lexicon, its Affiliates, academic collaborators or corporate partners, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from Lexicon, prevent BMS or any of its Affiliates (i) from using, for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of small molecule drugs), any Drug Target to which BMS holds a license under the Lexicon Technology or (ii) developing, having developed, manufacturing, having manufactured, marketing, having marketed, selling and having sold small molecule drugs discovered, identified, selected or characterized in the course, or using the results, of such research; provided that such rights granted to BMS hereunder shall not extend to the claims of any patent (A) to the composition of matter of any small molecule drug or any Biotherapeutic, or (B) to the use of any small molecule drug or Biotherapeutic whose composition of matter is specified in such patent, whether or not such composition of matter is claimed therein.

                  3.4.3 "Reciprocal Rightsgiver," for purposes of Section 3.4.1 or 3.4.2, respectively, means a Third Party licensee under the Lexicon Technology which has agreed, in writing, to terms and conditions concerning the subject matter of such section that are at least as advantageous to BMS and Lexicon and their respective Affiliates (including, without limitation, with respect to assignment, as provided below) in the Research Field or with respect to Products in the Commercialization Field, respectively, as the terms and conditions under Section 3.4.1 or 3.4.2, as applicable, are to such Third Party; provided, however, that unless a Third Party licensee is already a Reciprocal Rightsgiver at the time the very first patent application covering the issued patent in question is published in any country or jurisdiction in the Territory, such Third Party licensee shall not have any rights under Section 3.4.2 with respect to such issued patent. Furthermore, except to the extent expressly provided herein, neither BMS nor Lexicon nor any Reciprocal Rightsgiver shall have the right to assign, transfer or otherwise dispose of (with or without consideration), in whole or in part, any of its rights under this
         Section 3.4 (or, in the case of BMS, under the equivalent provisions of Lexicon's agreements with Reciprocal Rightsgivers) except in connection with a merger, consolidation or sale with or to any unrelated Third Party of such portion of BMS's, Lexicon's or such Reciprocal Rightsgiver's assets that include such rights; that is to say, BMS's, Lexicon's or such Reciprocal Rightsgiver's rights under this Section
         3.4 (or, in the case of BMS, under the equivalent provisions of Lexicon's agreements with Reciprocal Rightsgivers) shall be assumed by such person's successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets. Any purported assignment of rights under this Section
         3.4 in violation of the preceding sentence shall be void.

                  3.4.4 BMS, Lexicon and each Reciprocal Rightsgiver shall provide Lexicon's Project Coordinator with a copy of any patent application that such person reasonably believes will be implicated under this Section 3.4, promptly after such application is first published anywhere in the Territory. Lexicon's Project Coordinator shall distribute copies of such patent application to BMS, Lexicon and each Reciprocal Rightsgiver (other than the person which filed the application) and shall indicate the applicability of
         Section 3.4 thereto. The parties acknowledge and agree that initial determination of whether a patent application is implicated under this
         Section 3.4 may be difficult. Therefore, no person shall be held liable for failure to comply with this Section 3.4.4 (or under the equivalent provisions of Lexicon's agreements with Reciprocal Rightsgivers) with regard to any particular patent application, so long as such failure was reasonable and in good faith and is promptly rectified when realized.

                  3.4.5 Lexicon shall use good faith efforts to obtain from each Third Party that becomes a subscriber to the LexVision Database during the Collaboration Term agreements on the same terms as those set forth in this Section 3.4, so that such subscriber becomes a Reciprocal Rightsgiver. To the extent permitted, Lexicon shall periodically disclose to the Steering Committee, for action under Section 2.2(c), the identity of any such Reciprocal Rightsgivers and the terms and conditions agreed to by such Reciprocal Rightsgivers under which BMS receives rights reciprocal to those specified in this Section 3.4.

                  3.4.6 BMS and each Reciprocal Rightsgiver shall have the right to enforce the provisions of this Section 3.4 or the equivalent provisions of Lexicon's agreements with such Reciprocal Rightsgiver, as the case may be, as if each were a party to the agreements containing such provisions.

         3.5 Transfers to or Use for the Benefit of Corporate Partners and Academic Collaborators. BMS and its Affiliates shall have the right to transfer a Mutant Mouse or Progeny to a Corporate Partner or an Academic Collaborator, provided that such Corporate Partner or Academic Collaborator shall have entered into (i) a Material Transfer Agreement with BMS substantially in the form and containing the terms as set forth in Exhibit 3.5-A or 3.5-B, whichever is applicable, and (ii) any additional agreement required for such transfer under [**]. Within [**] entering into any such Material Transfer Agreement, BMS shall provide Lexicon with a copy thereof. [**].


              ARTICLE 4. ACCESS TO LEXVISION AND OMNIBANK DATABASES

         4.1 Access to the LexVision and OmniBank Databases. Within 30 days after the Effective Date, Lexicon shall provide BMS with [**] access, using [*], to the LexVision and OmniBank Databases in their most current versions as of the access activation date. BMS shall access the LexVision and OmniBank Databases through one or more servers in secure locations at its principal research facilities in Princeton and Hopewell, New Jersey and Wallingford, Connecticut; provided, however, BMS shall be entitled to access the LexVision and OmniBank Databases remotely from computers which are part of a BMS intranet system. [**]. Up to [**] concurrent BMS users (and [**] total users) at BMS's principal research facilities in Princeton and Hopewell, New Jersey, and Wallingford, Connecticut, shall be permitted to access the LexVision and OmniBank Databases through such servers at any given time. BMS shall take reasonable precautions to restrict access to the LexVision and OmniBank Databases to the scientists and other employees of BMS and its Affiliates who have access to BMS's own proprietary gene databases, including without limitation all precautions BMS employs with respect to its own proprietary gene databases. BMS shall not provide any Academic Collaborator, Corporate Partner or other Third Party with direct access to the LexVision or OmniBank Databases and, except as provided in Section 3.5, shall not disclose any OST or other information contained therein to any Academic Collaborator, Corporate Partner or other Third Party.

         4.2 Updates to the LexVision and OmniBank Databases. During the Collaboration Term, Lexicon will use commercially reasonable efforts to update the LexVision and OmniBank Database, [**] at least once every two months, and Lexicon shall, in all events, make such updates for BMS at least as frequently and promptly as Lexicon makes updates available to other subscribers to the LexVision or OmniBank Databases, as the case may be. Without limiting the foregoing, Lexicon will use commercially reasonable efforts to include in the LexVision Database Level 1 S-T-V phenotypic data (as described on Exhibit 1.50-A, as may be modified from time to time) for the following numbers of murine genes upon the following schedule:

             Deadline                             Number of Genes (Total)
             --------                             -----------------------
             [**]

[**].

         4.3 Support for the LexVision and OmniBank Databases.

                  4.3.1 During the Collaboration Term, Lexicon will provide reasonable technical support for the LexVision and OmniBank Databases during normal business hours (9:00 a.m. to 5:00 p.m. Central time). Requests for support shall be coordinated by the Project Coordinator designated by each party.

                  4.3.2 If the LexVision Database and/or OmniBank Database malfunctions or for some reason becomes nonoperational, BMS shall notify Lexicon within [**] of such occurrence. Lexicon shall respond to all such notices within [**] of receipt and shall use reasonable efforts to correct defects in the LexVision Database and/or OmniBank Database within time frames corresponding to the severity of the defects, as agreed upon by Lexicon and BMS.

                  4.3.3 Lexicon shall provide BMS with any update, enhancements, modifications or "bug fixes" made by Lexicon that it makes available to its Third Party licensees generally. Furthermore, BMS shall have the right to purchase, lease or license from Lexicon improvements to the LexVision Database and/or OmniBank Database (or any component thereof) that Lexicon makes available for sale, lease or license to any other Third Party licensee, all at Lexicon's standard or list prices therefor.

                  4.3.4 Both parties shall use all reasonable efforts to minimize any the downtime of the LexVision Database and OmniBank Database and shall discuss, in good faith, equitable adjustment of the parties' respective obligations under this Agreement as a result of any extraordinary period of downtime.

         4.4 BMS Designation of Genes for Inclusion in LexVision Database.

                  4.4.1 In each year of the Collaboration Term, BMS will have the right to designate for inclusion in the LexVision Database up to [**] of the murine genes to be included in the LexVision Database during each Performance Year pursuant to Section 4.2. BMS shall designate such genes by written notice in the form attached hereto as
         Exhibit 4.4.1 delivered to Lexicon (i) within [**] of the Effective Date for the murine genes designated by BMS for the first Performance Year and (ii) no fewer than [**] prior to each anniversary of the Effective Date for the murine genes designated by BMS for each subsequent Performance Year. [**].

                  4.4.2 [**].

                  4.4.3 If BMS does not provide Lexicon with the murine DNA sequence for the gene for which it desires a Selected Mutation (e.g., BMS provides only a human DNA expressed sequence tag or full-length coding region for which it desires Lexicon to obtain the murine homolog), Lexicon will use commercially reasonable efforts in performing the following activities in the following order: [**].

                  4.4.4 In the event (i) Lexicon has already initiated a project for the generation of a mouse with a Selected Mutation in any murine gene designated by BMS pursuant to Section 4.4.1, (ii) a Third Party licensee of Lexicon has already designated such murine gene for inclusion in the LexVision Database, or (iii) Lexicon is unsuccessful in identifying the murine homolog of a human expressed sequence tag or full-length coding region provided by BMS pursuant to Section 4.4.3, Lexicon shall, within [**] after receipt of BMS's designation of such gene or such failure by Lexicon, as the case may be, notify BMS, and BMS shall thereafter be entitled, but not required, to designate a replacement gene. BMS shall designate any such replacement gene no later than [**] after receiving such notice from Lexicon.

                  4.4.5 [**].


                ARTICLE 5. DEVELOPMENT AND SUPPLY OF MUTANT MICE

         5.1 General. Subject to the terms of this Agreement, and subject to Lexicon's pre-existing obligations pursuant to its agreement with the Merck Genome Research Institute, upon the written request of BMS, Lexicon shall develop and deliver Mutant Mice containing a particular Selected Mutation as may be specifically requested by BMS.

         5.2 Requests for Mutant Mice, Clones by BMS. During each year of the Collaboration Term, BMS shall have the option, subject to the provisions of
Exhibit 5.2-A and the other terms and conditions of this Agreement, to request that Lexicon develop and deliver to BMS:

                  (a) up to [**] lines of Mutant Mice [**];

                  (b) up to [**] lines of Mutant Mice [**]; and

                  (c) up to [**] lines of Mutant Mice [**].

BMS shall make such requests in writing, in the form attached hereto as Exhibit 5.2-B or Exhibit 5.2-C that is appropriate for such request. BMS acknowledges that Lexicon cannot predict the precise effect, if any, on gene function resulting from any Selected Mutation, and that Mutant Mice may or may not have one or more lox sites in their genomes, depending on the Selected Mutation requested. Notwithstanding any other provision of this Agreement, (i) BMS's right to request the delivery under Section 5.2(a) or (b) of any line of Mutant Mice shall survive until [**]. BMS's right to request the delivery of any line of Mutant Mice under Section 5.2(c) shall expire on the termination or expiration of the Collaboration Term.

[**].

         5.3 Development of Mutant Mice by Lexicon. Following a request by BMS that Lexicon develop and deliver a particular line of Mutant Mice, Lexicon shall provide BMS with quarterly reports regarding Lexicon's efforts in developing such Mutant Mouse and shall permit BMS scientists to confer with the Lexicon scientists who are developing such lines of Mutant Mice, from time to time, at mutually convenient times coordinated by the Project Coordinator for each party. Development of a Mutant Mouse for BMS pursuant to this Agreement shall be deemed complete, and the Mutant Mouse deemed ready for shipment under Section 5.5, when Lexicon has [**]. Notwithstanding the foregoing, BMS may request shipment of heterozygous mice prior to the time Lexicon has [**], in which case Lexicon will ship such Mutant Mouse under Section 5.5 as promptly as practicable following such request; provided that Lexicon shall have no obligation to ship such Mutant Mice unless Lexicon determines, in its sole discretion, that it will have sufficient heterozygous mice following such shipment to complete the development of such line of Mutant Mice without delay. It is understood by the parties that Lox Mutant Mice, Cre-Lox Mice and Non-Cre-Lox Mutant Mice delivered by Lexicon will be heterozygous at the Selected Mutation.

         5.4 Maintenance of Back-Up Colonies. For a period of [**], Lexicon shall retain a small back-up colony of approximately two cages of such mice (approximately five mice per cage), for breeding of mice from such colony, if requested by BMS, for delivery as Mutant Mice. Thereafter, Lexicon shall [**]. For a period of [**], Lexicon shall retain a small back-up colony of approximately two cages of such Mutant Mice (approximately five mice per cage), for the purpose of replacing mice shipped to BMS under this Article 5 which die during or within [**] after shipment to BMS hereunder. Thereafter [**], Lexicon shall [**]. In the event BMS requests that Lexicon maintain any such colony for a period of more than [**], BMS shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Mutant Mice for each additional month that Lexicon maintains such colony at BMS's request.

         5.5 Delivery Terms and Conditions. BMS shall be responsible for making shipping arrangements for all Mutant Mice to be shipped to BMS from Lexicon. BMS shall also be responsible for complying with all customs, regulations, veterinary handling procedures and protocols, and obtaining any and all permits, forms or permissions that may be required for BMS to accept shipment of Mutant Mice from Lexicon. To facilitate timely compliance with such requirements, a copy of a standard Lexicon mutant mouse shipping and transfer report is attached in Exhibit 5.5. Lexicon will specify a reputable, experienced shipping company located in the same metropolitan area as Lexicon with which BMS may make arrangements for shipping and delivery of such Mutant Mice. Lexicon shall ship to BMS at least one female and one male Mutant Mouse with the Selected Mutation, each of breeding age (i.e., a "breeding pair"), promptly following its receipt of payment and written notice that BMS has completed the necessary shipping arrangements. Risk of loss with respect to any Mutant Mice to be transferred under this Section 5.5 shall pass to BMS upon delivery thereof to the shipping company designated as specified herein. If BMS fails to complete the necessary shipping arrangements and provide such notice within [**] after Lexicon's delivery of a notice pursuant to Section 5.3, BMS shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Mutant Mice for each month thereafter until Lexicon receives notice of the completion of such shipping arrangements. All out-of-pocket transportation and transfer costs associated with the transfer and delivery of Mutant Mice requested by BMS under
Section 5.2(a) or (b) from Lexicon to BMS shall be paid by Lexicon. All out-of-pocket transportation and transfer costs associated with the transfer and delivery of Mutant Mice requested by BMS under Section 5.2(c) from Lexicon to BMS shall be paid by BMS.

         5.6 Reasonable Efforts. Lexicon shall use commercially reasonable efforts to complete the generation [**] of (i) Mutant Mice made by the OmniBank Method within [**] of the date of BMS's request, (ii) Lox Mutant Mice and Non-Cre-Lox Mutant Mice made by Homologous Recombination within [**] of the date of BMS's request, and (iii) Cre-Lox Mice made by Homologous Recombination within [**] of the date of BMS's request. Lexicon shall use commercially reasonable efforts to complete the development of Mutant Mice, in accordance with the criteria specified in Section 5.3, within [**] thereafter. BMS recognizes that the production of Mutant Mice involves a number of technologically complex steps and that technical obstacles may prevent Lexicon from producing Mutant Mice on the schedule provided for herein. Lexicon shall immediately notify BMS of any such technical obstacle encountered and its analysis of whether the obstacle can be overcome and the time required to do so. If, after consultation with BMS, Lexicon determines that production of such Mutant Mice within the time periods provided for herein is not feasible using commercially reasonable efforts, Lexicon may notify BMS in writing that it is extending the relevant delivery date to a date that can be accomplished using commercially reasonable efforts; provided that BMS may [**].

         5.7 No Infringement of Third Party Rights. Lexicon shall not be obligated to develop, produce or deliver a Mutant Mouse where Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that such action would infringe upon the intellectual property rights of a Third Party. In such event, the Steering Committee shall adopt an acceptable solution including, but not limited to, the identification by BMS of an alternative Mutant Mouse and, subject to Section 7.2, the production, development and analysis by Lexicon of non-infringing Mutant Mice. [**].

         5.8 [**].

                      ARTICLE 6. S-T-V PHENOTYPIC ANALYSIS

         6.1 Level 1 S-T-V Phenotypic Screens.

                  6.1.1 Lexicon shall conduct Level 1 S-T-V phenotypic analysis for each line of Mutant Mice (excluding Cre Mice) developed under
         Section 5.2(c) and deliver data and results from such analysis to BMS. BMS shall have the non-exclusive right to use the data and results from such analysis (and the right to provide same to any of BMS' Corporate Partners and Academic Collaborators in accordance with Section 3.5), as well as a non-exclusive right and license, as provided in Section 3.1 (with the right to sublicense same to any of BMS' Corporate Partners and Academic Collaborators in accordance with Section 3.5) under the Lexicon Technology to use any Invention owned by Lexicon under Section
         8.1.3 that arises directly from such analysis.

                  6.1.2 Lexicon shall not make any data, results or Inventions from an S-T-V Project performed for BMS under Section 6.1.1 accessible to Third Party licensees of the Lexicon Technology until [**] from the date same is provided to BMS, provided that Lexicon may disclose such data, results and Inventions (i) [**] or (ii) to Third Parties generally if Lexicon can demonstrate to BMS's reasonable satisfaction that Lexicon had already initiated a project for the development of a mouse with a Selected Mutation in the same gene prior to BMS's disclosure of such gene to Lexicon.

         6.2 Level 2 and Level 3 S-T-V Projects.

                  6.2.1 Terms for Level 2 and Level 3 S-T-V Projects shall be negotiated in good faith between the parties on a target-specific basis. Unless otherwise mutually agreed, the consideration to Lexicon for the conduct of any Level 2 or Level 3 S-T-V Project shall include payments for project costs, and, [**]. Unless otherwise mutually agreed, BMS and Lexicon exclusively shall have the right to use the data and results from each Level 2 and Level 3 S-T-V Project (and BMS shall have the right to provide same to any of BMS' Corporate Partners and Academic Collaborators in accordance with Section 3.5), and BMS shall have a right and license (with the right to sublicense same to any of BMS' Corporate Partners and Academic Collaborators in accordance with Section 3.5) under the Lexicon Technology to use any Invention owned by Lexicon under Section 8.1.4 that arises directly from such analysis. [**].

                  6.2.2 Neither party will have the right to disclose any data, results or Inventions from an S-T-V Project performed for BMS under
         Section 6.2.1 to any Third Party, except that BMS will have the right to disclose such data, results and Inventions to Academic Collaborators and Corporate Partners who need to know same for purposes of their collaborations with BMS; provided that, [**].


                               ARTICLE 7. PAYMENTS

         7.1 Access Fees.

                  7.1.1 Subject to the remainder of this Section 7.1, in consideration of the rights and licenses granted to BMS during the Collaboration Term hereunder, BMS agrees to pay Lexicon, during the Collaboration Term, access fees (each, an "Access Fee") in the aggregate amount of [**] per Performance Year, payable as provided herein. The Access Fee for any Performance Year will be payable in increments of [**], each increment to be payable upon Lexicon's inclusion in the LexVision Database of Level 1 S-T-V phenotypic data for each [**] new murine genes (each, a "Data Set"); provided, however, that [**]. Payments shall be made within [**] after the first day of each calendar quarter after the Effective Date (each, a "Payment Date") with respect to the increments of the annual Access Fee payable as a result of the Data Set(s) included in the LexVision Database during the preceding calendar quarter, until the full amount of the Access Fee for such Performance Year has been paid, provided that (i) the first increment of the Access Fee payable for the first Performance Year shall be payable within [**] and (ii) once BMS has paid the full amount of the Access Fee for a given year, no further Payment Dates shall occur until the beginning of the next Performance Year. Payments shall be made only with respect to complete Data Sets. Partial Data Sets delivered during a calendar quarter shall be carried over; when any such partial Data Set is subsequently completed, the entire completed Data Set shall deemed to be included in the LexVision Database in the quarter in which it is completed. Any Data Set delivered after the full amount of the Access Fee for the then-current Performance Year has become payable will be carried over and credited, for purposes of this
         Section 7.1.1, as having been delivered in the first quarter of the next Performance Year.

                  7.1.2 In the event that Lexicon has not included at least one complete Data Set in the LexVision Database during the calendar quarter preceding a Payment Date, such Payment Date automatically shall be postponed until Lexicon has included the next complete Data Set. For the avoidance of doubt, more than one Payment Date may be in postponement at any given time.

                  7.1.3 [**].

                  7.1.4 [**].

                  7.1.5 [**].

                  7.1.6 [**].

         7.2 Fees for Development of Mutant Mice. The following fees shall be payable for Mutant Mice made and delivered to BMS pursuant to Section 5 and/or genes designated by BMS under 4.4 for which BMS has requested that Lexicon generate Mutant Mice with Selected Mutations containing lox sites:

                  (a) [**] for each line of Mutant Mice, for the first [**] lines of Mutant Mice requested by BMS during any year of the Collaboration Term pursuant to Section 5.2(a) and delivered by Lexicon, and [**] for each such line of Mutant Mice in excess of the first [**] requested by BMS during any year of the Collaboration Term, which shall be payable within [**];

                  (b) [**] for each line of [**] requested by BMS pursuant to
         Section 5.2(b) and delivered by Lexicon to BMS, which shall be payable within [**];

                  (c) The amounts specified below for each line of Mutant Mice requested by BMS pursuant to Section 5.2(c) and delivered by Lexicon to BMS, [**]:

                  Homologous Recombination "standard knockout allele"  [**]
                  OmniBank Mutant Mouse                                [**]
                  Lox Mutant Mouse                                     [**]
                  Humanized Mutant Mouse                               [**]
                  TET-System Mouse                                     [**]

                  (d) An additional license fee of [**] for each line of Mutant Mice with a conditional allele incorporating Cre-Lox Technology, which shall be payable [**];

                  (e) An additional license fee of [**] for each Mutant Mouse line incorporating TET-System Technology, which shall be payable within [**];

                  (f) An additional license fee of [**] for each Mutant Mouse line incorporating green fluorescent protein technology (the "GFP Technology"), which shall be payable within [**]; and

[**] for each gene designated by BMS under Section 4.4 for which BMS has requested that Lexicon generate Mutant Mice with a Selected Mutation containing lox sites, which fee shall be payable [**].

         7.3 Milestone Payments Payable by BMS.

                  7.3.1 BMS shall pay Lexicon the following milestone payments for each Product:

                  Milestone                     Amount of Milestone Payment
                  ---------                     ---------------------------
                  [**]

                  7.3.2 BMS shall promptly notify Lexicon of the first occurrence of any milestone with respect to each Product, and milestone payments shall be made within [**] days after such occurrence. Milestone payments shall be made only once with respect to any given Product, regardless of the number of indications sought (or approvals obtained) for such Product, whether alone or in combination with other products, and regardless of any new dosage strengths, preparations or forms of administration for such Product.

                  7.3.3 If BMS develops as a back-up Product that inhibits or otherwise modulates the activity of a particular molecular target of a Product on which BMS is already making milestone payments, then BMS may conduct clinical development on such back-up or follow-on Products and shall not be obligated to make any milestone payments with respect to any such back-up or follow-on Product, except as otherwise provided below. In the event that a particular Product is dropped from active clinical development work or marketing for safety or efficacy reasons and is specifically replaced with a different Product targeting the same molecular target as such dropped Product, such new Product shall be deemed a "Replacement Product." BMS shall not be obligated to make milestone payments that were earlier made with respect to a dropped Product and replaced by a Replacement Product, but, subject to Section 7.3.2, BMS shall pay all milestone payments for milestone events achieved by such Replacement Product that had not been achieved by such dropped Product.

         7.4 Royalties Payable by BMS.

                  7.4.1 Royalties on Net Sales. In consideration of the licenses granted to BMS under Section 3.1, BMS shall pay to Lexicon a royalty of [**] on cumulative Net Sales of each Royalty-Bearing Product by BMS, its Affiliates and its Corporate Partners.

                  7.4.2 Royalty Reports; Exchange Rates. During the term of this Agreement following the First Commercial Sale of any Royalty-Bearing Product, BMS shall, within [**] after each calendar quarter, furnish to Lexicon a written quarterly report showing: (i) the gross sales and Net Sales of Royalty-Bearing Products sold by BMS and its Affiliates and Corporate Partners during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; (iv) the dates of the First Commercial Sales of Royalty-Bearing Products in any country during the reporting period; and (v) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by BMS for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, BMS shall so report. BMS shall keep, and shall require its Corporate Partners to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                  7.4.3 Audits. Upon the written request of Lexicon, BMS shall permit an independent certified public accountant selected by Lexicon and acceptable to BMS, which acceptance shall not be unreasonably withheld, to have access, at reasonable times and during normal business hours, to such records of BMS as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than [**] prior to the date of such request. Lexicon and BMS shall use commercially reasonable efforts to schedule all such verifications within [**] after Lexicon makes its written request. All such verifications shall be conducted not more than once in, or with respect to, each calendar year. The report of Lexicon's independent certified public accountant shall be made available to both parties. Subject to BMS's rights under Section 13.6, in the event Lexicon's independent certified public accountant concludes that additional royalties were owed to Lexicon for such period, the additional royalty shall be paid by BMS within [**] of the date Lexicon delivers to BMS such independent certified public accountant's written report so concluding, unless such report contains manifest error. In the event Lexicon's independent certified public accountant concludes that there was an overpayment of royalties to Lexicon during such period, the overpayment shall be repaid by Lexicon within [**] of the date Lexicon received such independent certified public accountant's written report so concluding, unless such report contains manifest error. The fees charged by such independent certified public accountant shall be paid by Lexicon unless such audit discloses an underpayment of more than [**] of the amount due under this Agreement for the period in question, in which case BMS will bear the full cost of such audit. BMS shall include in each agreement with each applicable Corporate Partner a provision requiring the Corporate Partner to make reports to BMS, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by Lexicon's independent certified public accountant to the same extent required of BMS under this Agreement. Lexicon agrees that all information subject to review under this Section 7.4.3 or under any agreement with a Corporate Partner of BMS is confidential and that Lexicon shall cause its independent certified public accountant to retain all such information in confidence. Lexicon's independent certified public accountant shall only report to Lexicon as to the computation of the royalties and other payments due to Lexicon under this Agreement and shall not disclose to Lexicon any other information of BMS or its Corporate Partner.

                  7.4.4 Royalty Payment Terms. Royalty payments for each calendar quarter shall be due at the time BMS's report under Section
         7.4.3 for such calendar quarter shall be due.

         7.5 Withholding Taxes. In the event that any royalties or other payments due to Lexicon are subject to withholding tax required by law to be paid to the taxing authority of any foreign country, the amount of such tax may be withheld from the applicable royalties or other payment due Lexicon. BMS shall promptly pay such tax on behalf of Lexicon and shall furnish Lexicon with a certificate of withholding tax so deducted for Lexicon's avoidance of duplicate taxation in United States. BMS may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, Lexicon. BMS shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to Lexicon.

         7.6 Blocked Currency. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, BMS shall give Lexicon prompt written notice and shall pay the royalty due under this Article 7 through such means or methods as are lawful in such country as Lexicon may reasonably designate. Failing the designation by Lexicon of such lawful means or methods within [**] after such written notice is given to Lexicon, BMS shall deposit such royalty payment in local currency to the credit of Lexicon in a recognized banking institution designated by Lexicon, or if none is designated by Lexicon within the [**] period described above, in a recognized banking institution selected by BMS and identified in a written notice to Lexicon by BMS, and such deposit shall fulfill all obligations of BMS to Lexicon with respect to such royalties.

         7.7 Interest on Late Payments. Lexicon shall have the right to seek to collect interest on any payments that are not paid on or before [**] after the date such payments are due under this Agreement at a rate of [**] per month, calculated on the total number of days payment is delinquent; provided, however, that interest shall not accrue pursuant to this Section 7.7 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; provided, further that interest shall accrue pursuant to this Section 7.7 in the event such dispute has been resolved in Lexicon's favor if payment is not made promptly thereafter.

         7.8 Manner of Payment. Except as provided in Section 7.6, payments to be made by BMS to Lexicon under this Agreement shall be payable in United States dollars and shall be paid by check delivered to Lexicon at its principal office at The Woodlands, Texas or bank wire transfer in immediately available funds to such bank account in the State of Texas as is designated in writing by Lexicon from time to time.


                        ARTICLE 8. INTELLECTUAL PROPERTY

         8.1 Ownership of Intellectual Property.

                  8.1.1 Ownership by Lexicon of the LexVision and OmniBank Databases and the OmniBank Library. Subject to the rights and licenses granted under this Agreement, Lexicon (and its licensors, as applicable) shall own and retain all rights to: (i) the LexVision and OmniBank Databases and all information contained therein; and (ii) the OmniBank Library, and all embryonic stem cells, genes and mutated genes, lox sites and other biological materials contained therein.

                  8.1.2 Ownership of Mutant Mice and Progeny. Subject to the rights and licenses granted under this Agreement, Lexicon shall own and retain all rights to the Mutant Mice and any successive generations thereof, including without limitation the right to use, produce, breed, sell or license the Mutant Mice or any successive generations thereof, to use any cells or genes derived by Lexicon from the Mutant Mice or any successive generations thereof, and to use the Lexicon Technology.

                  8.1.3 Ownership of Inventions Arising from S-T-V Projects. Subject to the rights and licenses granted under this Agreement, Lexicon shall own and retain all rights to any Invention that is conceived or first reduced to practice by Lexicon or any of its Affiliates during the course of any S-T-V Project performed under this Agreement.

                  8.1.4 Ownership of Inventions Arising from Further BMS Development. As between the parties, and subject to the provisions of
         Section 3.4, BMS shall own and retain all rights to any Invention that is conceived or first reduced to practice by BMS or any of its Affiliates, Academic Collaborators or Corporate Partners during the course of any further development by any of them of, or based upon, any data or results included in the LexVision or OmniBank Databases and/or provided by Lexicon in connection with any S-T-V Project performed under this Agreement.

                  8.1.5 Ownership of Inventions Arising from Further Lexicon Development; Disclosure. In the event Lexicon chooses to engage in further development of Level 1

         S-T-V analytical data or results other than as part of a Level 2 and/or Level 3 S-T-V Project in collaboration with BMS, then, subject to the provisions of Section 3.4, Lexicon shall own and retain all rights to any Invention that is conceived or first reduced to practice during the course of such further development; provided, however, that if Lexicon chooses to engage in any such further development during the Collaboration Term or the twelve (12) months thereafter relating specifically to any gene that BMS has designated pursuant to Section 4.4, Lexicon shall so notify BMS, and the parties shall negotiate, diligently and in good faith, regarding terms for a Level 2 or Level 3 S-T-V Project under Section 6.2 relating to such gene if BMS notifies Lexicon within [**] of Lexicon's notice that BMS wishes to participate in such further development.

                  8.1.6 Ownership of Other Intellectual Property. Subject to
         Article 3 and Sections 8.1.1 through 8.1.5, (i) each party shall own and retain all rights to all Inventions which are not Joint Inventions and which are conceived or reduced to practice solely by its employees, Affiliates or agents, and (ii) the parties shall jointly own all Joint Inventions, and each owner of a Joint Invention shall have and retain sole and exclusive title to its interest in such Joint Invention; provided, that, the responsibility for patent filing with respect to each Joint Invention developed hereunder shall be as set forth in
         Section 8.2; and provided, further, that each party shall have a right of first negotiation with respect to any interest of the other party in any Joint Invention that such other party wishes to dispose of. A party that wishes to dispose of its interest in a Joint Invention shall notify the other party. If the other party wishes to exercise its right of first negotiation, it shall so notify the first party within [**] after receiving such notice. Thereafter, the parties shall negotiate, diligently and in good faith, the terms upon which the other party shall succeed to the first party's interest in such Joint Invention. Such negotiations shall continue for a period of at least [**]. Thereafter, unless the parties agree to continue such negotiations, the first party shall be free to dispose of its interest in such Joint Invention without any further obligation to the other party. In no event, however, shall a party transfer its interest in a Joint Invention to a Third Party unless such Third Party agrees in writing to be bound by the terms of this Agreement with respect to the interest so transferred.

         8.2 Responsibility for Patents.

                  8.2.1 Solely Owned Inventions. Each party shall have the right, but not the obligation, at its sole expense, to prepare, file, prosecute and maintain any patent applications, patents, registration of copyrights or other intellectual property rights directed to any Invention owned solely by such party.

                  8.2.2 Jointly Owned Inventions. The Steering Committee shall determine whether, and in what jurisdictions, to seek patent protection with respect to any Joint Invention. Lexicon shall have the first right to assume responsibility at its sole expense for the preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to Joint Inventions, keeping BMS reasonably informed of, and consulting with BMS with respect to, all significant actions relating thereto. If Lexicon elects not to assume such responsibility, BMS shall have the right to do so at its sole expense.

         8.3 Patent Enforcement; Infringement. Each party shall have the right, but not the obligation, to take action against any Third Party who is, or is allegedly, infringing any patent contemplated by this Agreement that such party owns hereunder. Each party shall promptly inform the other party of any such infringement or alleged infringement of such other party's patents, to the extent the first party is aware of same. In the event a party's exercise of any of the rights granted to it hereunder gives rise to a claim of infringement of a patent owned by a Third Party, the Steering Committee (or, if no Steering Committee is then in existence, the Senior Vice President, Early Development and Applied Technology at BMS, or such other appropriate officer of BMS, and the Chief Executive Officer at Lexicon, or such other appropriate officer of Lexicon) shall confer and agree upon the best method for responding to and/or defending against such claim and how the costs thereof and the payment of any damages (and, in the event of any counterclaims, the receipt of any damages) with respect thereto shall be allocated between the parties. Any such determination shall take into account each party's significant interest in controlling any defense of a claim made against itself and the respective parties' indemnification obligations under Article 11.


                           ARTICLE 9. CONFIDENTIALITY

         9.1 Nondisclosure Obligations.

                  9.1.1 General. Except as otherwise provided in this Article 9, during the term of this Agreement and for a period of five years thereafter, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement.

                  9.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (i) a party may disclose to Third Parties Confidential Information it is otherwise obligated not to disclose under this Section 9.1, to its Affiliates, Corporate Partners, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential hereunder; and (ii) a party or its Corporate Partners may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, Products pursuant to this Agreement. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

         9.2 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 9.

         9.3 Publication. BMS and/or Lexicon (each, a "Submitting Party") may each publish or present data and/or results generated utilizing the Mutant Mice or Progeny, subject to the prior review of the proposed disclosure by the other party (each, a "Reviewing Party"), solely to determine (i) whether the proposed disclosure contains the Confidential Information of the Reviewing Party or (ii) whether the information contained in the proposed disclosure should be the subject of a patent application to be filed by the Reviewing Party prior to such disclosure. Each Submitting Party shall provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses the results of research conducted utilizing the Mutant Mice or Progeny by delivering a copy thereof to the Reviewing Party no less than [**] before its intended submission for publication or presentation. The Reviewing Party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the Submitting Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party. In the event the Reviewing Party objects to the disclosure, the Submitting Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable (subject, in all events, to Section 8.2) or, in the case of Confidential Information, to allow the Submitting Party to delete any Confidential Information of the Reviewing Party from the proposed disclosure. The Submitting Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request.


                   ARTICLE 10. REPRESENTATIONS AND WARRANTIES

         10.1 Representations, Warranties and Covenants of Lexicon. Lexicon represents and warrants to and covenants with BMS that:

                  10.1.1 Lexicon is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

                  10.1.2 Lexicon has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to BMS in this Agreement;

                  10.1.3 Lexicon has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  10.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Lexicon, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  10.1.5 the performance of Lexicon's obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

                  10.1.6 Lexicon will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement;

                  10.1.7 the summary of Lexicon's pre-existing obligations pursuant to its agreement with the Merck Genome Research Institute set forth in Exhibit 10.1.7 is accurate and complete in all material respects;

                  10.1.8 [**].

         10.2 Representations, Warranties and Covenants of BMS. BMS represents and warrants to and covenants with Lexicon that:

                  10.2.1 BMS is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Delaware;

                  10.2.2 BMS has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Lexicon in this Agreement;

                  10.2.3 BMS has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  10.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of BMS enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  10.2.5 the performance of its obligations under this Agreement will not conflict with BMS's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

                  10.2.6 BMS will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement;

                  10.2.7 [**]

                  10.2.8 BMS shall use the Cre-Lox Patent Rights, any Lox Mutant Mice, Cre-Lox Mutant Mice and/or Cre Mice that Lexicon may provide to BMS hereunder only in accordance with the terms of [**].

         10.3 Limited Warranties Relating to Performance of the LexVision and OmniBank Databases. Lexicon warrants that the LexVision and OmniBank Databases made available to BMS under this Agreement from time to time shall represent the latest version of the LexVision and OmniBank Databases which Lexicon has made available at each such time to subscribers to the LexVision and OmniBank Databases. Lexicon does not represent that the operations of the LexVision and OmniBank Databases will be trouble-free or that the LexVision or OmniBank Databases contain no errors. Lexicon is, however, obligated to BMS, with respect to the LexVision and OmniBank Databases, to periodically update the LexVision and OmniBank Databases as provided in this Agreement and make every reasonable effort to resolve any technical difficulties in a timely manner, as further provided in Section 4.3.

         10.4 Limited Warranties Relating to the Development of Mutant Mice. Except as otherwise expressly provided in this Agreement, Lexicon represents that it will use commercially reasonable efforts to produce Mutant Mice upon request by BMS. Lexicon does not represent that in all cases it will be commercially and technically feasible to produce such Mutant Mice. Lexicon's only obligation to BMS with respect to the production of Mutant Mice will be to use commercially reasonable efforts to produce such Mutant Mice as requested by BMS and to consult with the Steering Committee in the event of any material difficulty.

         10.5 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE LEXVISION DATABASE, THE OMNIBANK DATABASE, ANY MUTANT MOUSE, PROGENY, PATENT RIGHTS, GOODS, SERVICES OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. IN ADDITION, BMS ACKNOWLEDGES THAT THE LEXVISION DATABASE AND THE OMNIBANK DATABASE MAY CONTAIN INFORMATION THAT IS COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES, AND THAT THE USE OF A MUTANT MOUSE OR PROGENY MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES. EACH PARTY ACKNOWLEDGES THAT EXERCISE BY IT OF THE RIGHTS AND LICENSES GRANTED TO IT PURSUANT TO SECTION 3.4 HEREOF MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.

         10.6 Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER LEXICON NOR BMS WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

                              ARTICLE 11. INDEMNITY

         11.1 BMS Indemnity Obligations. BMS agrees to defend, indemnify and hold Lexicon, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys' fees and costs of litigation) arising as a result of: (i) actual or asserted violations of any applicable law or regulation by BMS, its Affiliates or Corporate Partners by virtue of which any Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation;
(ii) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Products by BMS, its Affiliates or Corporate Partners; (iii) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto; or (iv) BMS's breach of any of its representations, warranties or covenants hereunder.

         11.2 Lexicon Indemnity Obligations. Lexicon agrees to defend, indemnify and hold BMS, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys' fees and costs of litigation) arising as a result of (i) the infringement of any issued patent or valid copyright of any Third Party as a result of Lexicon's delivery to BMS of access to the LexVision or OmniBank Databases or any Mutant Mouse, or the use by BMS of the LexVision or OmniBank Databases or any Mutant Mouse, pursuant to this Agreement, or (ii) Lexicon's breach of any of its representations, warranties or covenants hereunder. In the event that any claim of infringement under clause (i) of this Section 11.2 is, or in Lexicon's judgment is likely to be, substantiated, Lexicon will use all commercially reasonable efforts to obtain a license from the applicable Third Party to permit the parties to continue to engage in the allegedly infringing activities (hereinafter the "Infringing Activities"). If, after all commercially reasonable efforts, Lexicon is unable to effect a satisfactory solution to any such infringement claim regarding the Infringing Technology, Lexicon will have the right to terminate BMS's rights under this Agreement solely with respect to the Infringing Activities.

         11.3 Limitation on Indemnity Obligations. Neither party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 11.1 or 11.2, respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by such party, its directors, officers, employees or authorized agents.

         11.4 Procedure. If a party or any of its Affiliates or their respective employees or agents (collectively, the "Indemnitee") intends to claim indemnification under this Article 11, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 11, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor's ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
11. The Indemnitee under this Article 11, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         11.5 Insurance. BMS shall maintain appropriate product liability insurance (and/or self-insurance) with respect to development, manufacture and sale of Products by BMS in such amount as BMS customarily maintains with respect to sales of its other products. BMS shall maintain such insurance for so long as it continues to manufacture or sell Products, and thereafter for so long as BMS customarily maintains insurance with respect to sales of its other products.


                     ARTICLE 12. EXPIRATION AND TERMINATION

         12.1 Collaboration Term.

                  12.1.1 Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 12, the Collaboration Term shall commence on the Effective Date and shall expire on December 31, 2005, provided that (i) each party shall have the option to terminate the Collaboration Term, without cause, as of December 31, 2003, by providing the other party written notice of same no later than September 30, 2003, and (ii) the Collaboration Term may be extended upon the election of both parties by a written agreement having terms mutually agreeable to both parties.

                  12.1.2 Effect of Expiration of Collaboration Term. Following the expiration of the Collaboration Term, Lexicon shall have no further obligation under this Agreement to provide to BMS (i) updates to the LexVision or OmniBank Databases or any additional information of any nature relating thereto, (ii) any support services with respect to the LexVision or OmniBank Databases, except as the parties may further agree in writing, or (iii) any Mutant Mice (except for Mutant Mice ordered prior to the expiration of BMS's right to order same, as provided in Section 5.2) or the conduct of any S-T-V Project (except for S-T-V Projects commenced prior to the expiration of the Collaboration Term). Upon expiration of the Collaboration Term, BMS shall discontinue use of the LexVision and OmniBank Databases and shall remove any portions of the LexVision and OmniBank Databases from all computers at all sites on which such information may have been installed by BMS; provided, however, that BMS shall be entitled to continue to use the LexVision and/or OmniBank Databases for a reasonable period of time thereafter, for the purposes contemplated by this Agreement, in the event that Lexicon is required to provide any deliverables to BMS after the expiration of the Collaboration Term and use of the LexVision and/or OmniBank Databases is reasonably necessary or desirable for BMS's utilization of such deliverables. Following BMS's discontinuance of use of the LexVision and OmniBank Databases, any and all information, materials or documentation provided by Lexicon pursuant to this Agreement in connection therewith and all information relating thereto and any copies thereof (including electronic copies) shall be promptly returned by BMS to Lexicon, or upon Lexicon's written instruction, destroyed; provided that BMS may retain, and continue to use, copies of information from the LexVision and/or OmniBank Databases with respect to Mutant Mice for which it retains continuing rights, subject to BMS's compliance with the surviving terms and conditions of this Agreement. The expiration or termination of the Collaboration Term shall not affect BMS's right to continue to exercise its rights under Sections 3.1.2, 3.1.3 and 3.1.4 with respect to any Mutant Mice delivered by Lexicon hereunder or under Section 3.1.5, subject to BMS's compliance with the surviving terms and conditions of this Agreement.

         12.2 Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 12, this Agreement shall expire and the licenses granted by Lexicon to BMS hereunder shall become fully paid, on a Product-by-Product and country-by-country basis, on the latest to occur of (i) [**] after the Effective Date, (ii) [**] after the First Commercial Sale of the relevant Product or, (iii) upon the last to expire of any Valid Claim included in the Lexicon Patent Rights covering such Product in such country.

         12.3 Events of Default.

                  12.3.1 Default by Either Party. An Event of Default by either party shall have occurred upon (i) the occurrence of a material breach of this Agreement if such party fails to remedy such breach within [**] after written notice thereof by the non-breaching party (or, if remediation of such breach in [**] is not practicable, if such party fails to commence and diligently pursue such remediation during such [**] period), or (ii) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such party that is not dismissed or otherwise disposed of within [**] thereafter.

                  12.3.2 Default by Lexicon. For the avoidance of doubt, the entry against Lexicon of, or the entry into by Lexicon of, any judgment, decree, injunction, consent order, settlement agreement, cross-license or any other binding obligation, unappealable or unappealed during the time permitted for appeal (if applicable), that has the effect of materially adversely affecting BMS's exercise of its rights under this Agreement shall constitute an Event of Default by Lexicon, unless BMS has consented thereto, in writing, in advance.

                  12.3.3 Default by BMS. For the avoidance of doubt, an Event of Default shall have occurred if BMS fails to make any payments due hereunder, within [**] after Lexicon delivers written notice thereof to BMS specifying such failure and its claim of right to terminate, unless BMS makes such payments plus interest, calculated in accordance with
         Section 7.7, within such [**] period.

         12.4 Effect of an Event of Default.


                  12.4.1 Remedies Available to Lexicon. If an Event of Default occurs relating to BMS, Lexicon shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 2.4.2, 10.6 and 13.6 hereof, to terminate this Agreement upon [**] notice thereof to BMS, in which case
         (i) the licenses granted to BMS pursuant to Article 3 shall terminate,
         (ii) BMS shall discontinue use of the LexVision and OmniBank Databases,
         (iii) BMS shall return to Lexicon, or, upon Lexicon's written instruction, destroy all information, materials or documentation provided by Lexicon pursuant to this Agreement, including, without limitation, any materials derived from the LexVision or the OmniBank Databases and all information relating thereto and any copies thereof (including electronic copies) and (iv) BMS shall return to Lexicon, or, upon Lexicon's written instruction, destroy all Mutant Mice and any Progeny thereof.

                  12.4.2 Remedies Available to BMS. In the event that an Event of Default occurs relating to Lexicon, BMS shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 2.4.2, 10.6 and 13.6 hereof, to terminate this Agreement upon notice thereof to Lexicon, in which case the rights and licenses granted to BMS pursuant to Sections 3.1.2, 3.1.3, 3.1.4 and 3.1.5 shall, subject to BMS's obligations to pay milestones and royalties pursuant to Article 7, continue.

                  12.4.3 BMS Termination Right. In the event that (i) Lexicon has not added to the LexVision Database, in accordance with the terms and conditions of this Agreement, Level 1 S-T-V phenotypic data for at least [**] new murine genes by [**], or (ii) Lexicon has not completed [**], BMS shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 2.4.2, 10.6 and 13.6 hereof, and whether or not such failure constitutes an Event of Default relating to Lexicon, to terminate this Agreement upon notice thereof to Lexicon, in which case the rights and licenses granted to BMS pursuant to Sections 3.1.2, 3.1.3, 3.1.4 and
         3.1.5 shall, subject to BMS's obligations to pay milestones and royalties pursuant to Article 7, continue.

         12.5 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 8, 9, 10, 11 and 12, and Sections 3.4 and 13.2 through 13.6 hereof shall survive the expiration or termination of this Agreement. The provisions of Sections 7.3 through 7.7 hereof shall survive any termination of this Agreement under which BMS retains the right to sell Products until such time as this Agreement would have expired with respect to any Product or Royalty-Bearing Product, as the case may be, in any country pursuant to Section 12.2 hereof had this Agreement not been earlier terminated.

                            ARTICLE 13. MISCELLANEOUS

         13.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         13.2 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either party without the consent of the other party; provided, however, that either Lexicon or BMS may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a party's assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the parties otherwise agree.

         13.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         13.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the notification parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to Lexicon:      Lexicon Genetics Incorporated
                             4000 Research Forest Drive
                             The Woodlands, Texas 77381
                             Attention:  Arthur T. Sands, M.D., Ph.D.
                                         President and Chief Executive Officer
                             Telephone:  (281) 364-0100
                             Facsimile:  (281) 364-0155

         If to BMS:          Bristol-Myers Squibb Company
                             P.O. Box 4000
                             Route 206 and Province Line Road
                             Princeton, New Jersey  08543-4000
                             Attention:  Vice President and Senior Counsel,
                                         Pharmaceutical Research Institute and
                                         Worldwide Business Development
                             Telephone:  (609) 252-4311
                             Facsimile:  (609) 252-4232


All such communications shall be effective upon receipt.

         13.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflicts of law principles thereof.

         13.6 Dispute Resolution. Subject to Section 2.4.2, the parties hereby agree that they will first attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Lexicon and by the Senior Vice President, Early Discovery and Applied Technology (or the equivalent position) of BMS (the "Representatives"). If the matter has not been resolved within [**] of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity.

         13.7 Entire Agreement. This Agreement, together with the exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         13.8 Publicity. Lexicon and BMS each agree not to disclose any terms or conditions of this Agreement to any Third Party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, prior to execution of this Agreement, Lexicon and BMS shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the existence and general nature of this transaction, and Lexicon and BMS may disclose such information without consulting the other party. The parties may thereafter from time to time mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one party for the review and approval of the other party at least [**] prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld. The terms of this Agreement shall be treated as the Confidential Information of Lexicon and BMS, and, except to the extent required by applicable law, shall not be disclosed to anyone (except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement) without the written permission of BMS or Lexicon; provided, that, BMS may disclose to its Corporate Partners that it is a subscriber to the LexVision and OmniBank Databases, and provided, further, BMS may disclose the restrictions imposed on it as a subscriber to the LexVision and OmniBank Databases to the employees, directors or officers of its Academic Collaborators, under a written confidentiality agreement, to the extent necessary to enable such Academic Collaborators to fulfill their obligations to BMS under sponsored research and other similar agreements by and between such Academic Collaborators and BMS. Any announcements shall first be agreed upon by the parties in writing and may include the number of Mutant Mice to be produced hereunder. If either party desires to release a separate announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; such approval shall not be unreasonably withheld or delayed.

         13.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         13.10 No Partnership. It is expressly agreed that the relationship between Lexicon and BMS shall not constitute a partnership, joint venture or agency. Neither Lexicon nor BMS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         13.11 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Lexicon and BMS agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Lexicon and BMS agree to obtain similar covenants from their licensees, sublicensees, Corporate Partners or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 13.11.

         13.12 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      * * *

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

LEXICON GENETICS INCORPORATED


By:                                                  Date:
   --------------------------------------------           ----------------------
     Arthur T. Sands, M.D., Ph.D.
     President and Chief Executive Officer




BRISTOL-MYERS SQUIBB COMPANY


By:                                                  Date:
   --------------------------------------------           ----------------------

                                 EXHIBIT 1.11

                              CRE-LOX PATENT RIGHTS


--------------------------- -------------------- ----------------------- ---------------------- ----------------------
                            Application
Country                     Serial No.           Patent No.              Issue Date             Expiry Date
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
USA                                              4,959,317               9/25/90                9/25/2007
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
CANADA                                           1,293,460               12/24/91               12/24/2008
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
IRELAND                                          60421                   7/8/94                 10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
JAPAN                       86/236385
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
EPO                                              0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
AUSTRIA                                          E0085649                2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
BELGIUM                                          0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
FRANCE                                           0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
GREAT BRITAIN                                    0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
GERMANY                                          3687734                 2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
GREECE                                           3007809                 2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
ITALY                                            0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
LUXEMBOURG                                       0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
NETHERLANDS                                      0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
SWEDEN                                           0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------
SWITZERLAND                                      0 220 009               2/10/93                10/6/2006
--------------------------- -------------------- ----------------------- ---------------------- ----------------------

                                  EXHIBIT 1.29


                    DESCRIPTION OF THE LEXVISION(TM) DATABASE

         The LexVision Database is a proprietary relational database comprising Mutant Mice phenotypic data and associated information. The phenotypic information and data present in the LexVision Database can be derived from the study of Mutant Mice produced by the OmniBank method or by Homologous Recombination.

                                  EXHIBIT 1.34


                 ALLOCATION OF NET SALES IN BUNDLED TRANSACTION

         With respect to Royalty-Bearing Products sold in a Bundled Transaction in which BMS or any of its Affiliates or Corporate Partners discounts the sales price of the Royalty-Bearing Products to a greater degree than BMS, its Affiliates or its Corporate Partners, respectively, generally discounts the price of its other products to such customer, the amount to be included in Net Sales of such Royalty-Bearing Products shall be calculated in accordance with the following formula:


                                   ASP-P x N-P
              NS-P = ---------------------------------------- x BTF
                                    .
                             (SIGMA)m   ASP-p  x N-p
                                     =1      i      i

         Where:

                  NS-P     = Amount allocated to Net Sales of the
                             Royalty-Bearing Product

                  ASP-P    = Average Selling Price (as defined below) per unit,
                             during the applicable period, of the
                             Royalty-Bearing Product when sold alone

                  ASP-p    = Average Selling Price per unit, during the
                       i applicable period, of each Royalty-Bearing Product or each product other than a Royalty-Bearing Product in the Bundled Transaction when sold alone

                  N-P      = Total number of units of Royalty-Bearing Product
                             included in the Bundled Transaction during the applicable period

                  N-p      = Total number of units (i.e., corresponding to the
                     i same ASP-pi) of each Royalty-Bearing Product or product other than a Royalty-Bearing Product included in the Bundled Transaction during the applicable period

                       .
                (SIGMA)m   = The sum of the products of the formula ASP-pi o
                        =1 N-pi for each and every Royalty-Bearing Product or product other than a Royalty-Bearing Product included in the Bundled Transaction during the applicable period

                  BTF      = The aggregate amounts paid to BMS for the Bundled
                             Transaction during the applicable period

         The Average Selling Price shall be based on the actual average selling price of the applicable Royalty-Bearing Product or product other than a Royalty-Bearing Product, as the case may be, determined for the applicable period.

         If a Royalty-Bearing Product or other product is not sold separately and no bona fide list price exists for such Royalty-Bearing Product or other product, the Parties shall agree upon an imputed bona fide list price for such Royalty-Bearing Product or other product, and Net Sales with respect thereto shall be based on such imputed list price.

                                  EXHIBIT 1.36


         DESCRIPTION OF THE OMNIBANK(R) LIBRARY AND OMNIBANK(R) DATABASE

         The OmniBank Library is a library of mouse embryonic stem ("ES") cell clones each containing a gene trap in a single gene. The trapped gene is identified by a sequence tag referred to as an OST, as defined herein, which have an average length of approximately 250 base pairs (and no fewer than 100 base pairs). The OSTs identify exons of the trapped genes and are stored in a searchable database. Once a gene of interest has been identified, the corresponding ES cell clone, with a specified gene trap mutation, can be microinjected into host blastocysts to produce knockout mice to study the gene's function.

         The OmniBank mutations are created using insertional mutagenesis based on Moloney murine leukemia virus ("MoMuLV") and other vectors. The vectors deliver a gene trap construct to the ES cells that allows the expression of a selectable marker gene when the vector has inserted into and trapped exons from a gene. The gene trap vectors also provide for the semi-automated acquisition of OSTs.

                                 EXHIBIT 1.50-A

                   SEEK TARGET VALIDATION (S-T-V(TM)) PROGRAM

LEVEL 1 - PRIMARY BIOLOGICAL ANALYSIS

Level 1 analysis is designed to identify primary pathophysiological perturbations resulting from engineered mutations. Primary phenotypic screens may include all of the following scientific experiments. Information generated under Level I analysis will be provided to BMS on a non-exclusive basis.

Level 1 analysis is intended as a first pass screen that may include:

[**]

                                 EXHIBIT 1.50-B


                   SEEK TARGET VALIDATION (S-T-V(TM)) PROGRAM

Level 2 analysis is designed as a continuation of the Level 1 preliminary analysis of the pathophysiological perturbations resulting from engineered mutations. Level 2 analysis is focused on organ and physiologic system function and represents an exhaustive analysis of organismal physiology. Phenotypic screen analysis under Level 2 may include any or all of the following scientific experiments depending on the partner's needs. Additional screens and assays to be conducted by Lexicon can be explored between the parties prior to the initiation of Level 2 biological experiments.



LEVEL 2 - ORGAN AND PHYSIOLOGIC SYSTEMS ANALYSIS


o        [**]



LEVEL 3 - PATHWAY DISCOVERY AND ANALYSIS


Level 3 analysis is designed as a continuation of the Level 1 and Level 2 analysis of the pathophysiological perturbations resulting from engineered mutations. Level 3 analysis is designed to define biochemical pathways, identify new drug targets and to define the biochemical mechanism of the pathophysiology identified in the Level 1 and Level 2 analysis. [**]

                                  EXHIBIT 1.53


                        SUMMARY OF BASF-OWNED PATENTS AND
                   PATENT APPLICATIONS CLAIMING THE TET-SYSTEM

FORWARD SYSTEM (REPRESSOR SYSTEM):

1.       U.S. Patent #5,464,758, issued November 7, 1995.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard and Gossen.

2.       June 14, 1993. Abandoned U.S. Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss. BBI-013; BBC-003.

3.       U.S. Patent #5,650,298, issued July 22, 1997.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss.

4.       June 14, 1994. Abandoned PCT Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss. BBI-013CPPC; BBC-003B.
         Converted to National Applications as follows:
         Europe - BBI-013CPEP, BBC003B-EP
         Australia - Patent #684524, issued May 14, 1998
         Canada - BBI-013CPCA, BBC003B-CA
         Japan - BBI-013CPJP, BBC003B-JP
         Hong Kong - BBI-013CPHK, BBC003B-HK

5.       June 14, 1994. Pending Mexican Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss. BBI-013CPMX; BBC-003C.

6.       U.S. Patent #5,859,310, issued January 12, 1999.
         Mice Transgenic for a Tetracycline-Controlled Transcriptional Activator, by Bujard, Gossen, Salfeld and Voss.

7.       U.S. Patent #5,888,981, issued March 30, 1999.
         Methods for Regulating Gene Expression, by Bujard, Gossen, Salfeld and Voss.

8.       U.S. Patent #5,922,927, issued July 13, 1999.
         Methods for Producing Tetracycline-Regulated Transgenic Mice by Bujard, Gossen, Salfeld and Voss.

9.       September 29, 1998. Pending U.S. Patent Application.
         Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems, by Bujard, Gossen, Salfeld and Voss. BBI-013C2CN; BBC-003G

10.      September 29, 1998. Pending U.S. Patent Application.
         Tetracycline-Regulated Transcriptional Activator Fusion Proteins, by Bujard and Gossen. BBI-013C3CN; BBC-003H.

11.      March 30, 1999. Pending U.S. Patent Application.
         Methods for Regulating Gene Expression, by Bujard, Gossen, Salfeld and Voss. BBI-013C3CN2; BBC-0031.

REVERSE SYSTEM (ACTIVATION SYSTEM):

12.      July 1, 1994. Abandoned U.S. Patent Application.
         Tetracycline-Inducible Transcriptional Activator and
         Tetracycline-Regulated Transcription Units, by Bujard and Gossen. BBI-009; BBC-009.

13.      U.S. Patent #5,654,168, issued August 5, 1997.
         Tetracycline-Inducible Transcriptional Activator and
         Tetracycline-Regulated Transcriptional Units, by Bujard and Gossen.

14.      U.S. Patent #5,789,156, issued August 4, 1998.
         Tetracycline-Regulated Transcriptional Inhibitors, by Bujard and
         Gossen.

15.      June 7, 1995. Pending U.S. Patent Application.
         Animals Transgenic for a Tetracycline-Inducible Transcriptional Activator, by Bujard and Gossen. BBI-009CP3; BBC-009C.

16.      U.S. Patent #5,866,755, issued February 2, 1999.
         Animals Transgenic for a Tetracycline-Regulated Transcriptional Inhibitor, by Bujard and Gossen. BBI-009CP4; BBC-009D.

17.      June 7, 1995. Pending U.S. Patent Application.
         Methods for Regulating Gene Expression, by Bujard and Gossen. BBI-009CP5; BBC-009E.

18.      U.S. Patent #5,814,618, issued September 29, 1998.
         Methods for Regulating Gene Expression, by Bujard and Gossen.

19.      U.S. Patent #5,589,362, issued December 31, 1996.
         Tetracycline-Regulated Transcriptional Modulators with Altered DNA Binding Specificities, by Bujard, Gossen, Hillen, Helbl and Schnappinger.

20.      June 29, 1995. Abandoned PCT Application.
         Tetracycline-Regulated Transcriptional Modulators, by Bujard and Gossen. BBI009C2PC; BBC-009H.
         Converted to National Applications as follows:
         Europe - BBT-009C2EP; BBC-009H-EP
         Australia - BBI-009C2AU; BBC-009H-AU
         Canada - BBI-009C2CA; BBC-009H-CA
         Japan - BBI-009C2JP; BBC-009H-JP
         Finland - BBI-009C2F1; BBC-009H-FI
         Norway - BBI-009C2NO; BBC-009H-NO S.
         Korea - BBI-009C2KR; BBC-009H-KR
         China - BBI-009C2C1; BBC-009H-CI
         Singapore - BBI-009C2SG; BBC-009H-SG

21.      September 28, 1998. Pending U.S. Patent Application.
         Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems (As Amended), by Bujard and Gossen. BBI-009C3CN; BBC-009K

22.      February 2, 1999. Pending U.S. Patent Application.
         Animals Transgenic for a Tetracycline-Regulated Transcriptional Inhibitor, by Bujard and Gossen. BBI-009C6CN; BBC-009J.

23.      September 28, 1998. Pending U.S. Patent Application.
         Tetracycline-Inducible Transcriptional Activator and Inhibitor Fusion Proteins (As Amended), by Bujard and Gossen. BBI-009C4CN; BBC-009L.

                                   EXHIBIT 2.1


                   STEERING COMMITTEE AND PROJECT COORDINATORS

BMS Steering Committee Representatives:

1.       Mark Cockett, Initial Chairperson
2.       David Bol
3.       Lucie Bruijn

BMS Project Coordinator: Kevin FitzGerald

Lexicon Steering Committee Representatives:

1.       Jim Piggott, Initial Secretary
2.       Brian Zambrowicz
3.       David Powell

Lexicon Project Coordinator: Cori Mossel

                                  EXHIBIT 3.1.4


                            NOTICE AND ACKNOWLEDGMENT

         This Notice and Acknowledgment Agreement ("Agreement"), effective as of the date set forth below (the "Effective Date"), is between BASF Bioresearch Corporation, a Delaware corporation having a place of business at 100 Research Drive, Worcester, MA 01605-4314 ("BBC") and Bristol-Myers Squibb Company, a Delaware corporation having a place of business at Route 206 and Province Line Road, Princeton, NJ 08543-4000 ("Recipient").


         WHEREAS, BBC entered into an agreement with Lexicon Genetics Incorporated, a Delaware corporation having an office and place of business at 4000 Research Forest Drive, The Woodlands, Texas 77381-4287 (the "Licensee") relating to a non-exclusive license to generate a line of knock-out mice (the "Licensed Product") utilizing the tetracycline controllable expression systems (the "TET-System").

         WHEREAS, the TET-System is covered under various patents included in the exhibit that is attached hereto and made a part of this Agreement (the "Patent Rights"), which have been assigned to BASF Aktiengesellschaft (itself and/or its affiliate(s)).

         WHEREAS, Recipient now wishes Licensee to make Licensed Product(s) for Recipient's and/or its affiliates' use under the collaboration agreement between Recipient and Licensee dated as of __________, 2000.

         NOW, THEREFORE, in consideration for the acknowledgment below, BBC grants Licensee the authority, under the Patent Rights, solely to transfer Licensed Product to Recipient (the "Authorization") under the following conditions:

1.       Recipient acknowledges that:

         A. The TET-System is experimental in nature. BBC MAKES NO WARRANTIES, EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE TET-SYSTEM, AND/OR ANY PATENTS OR PRODUCTS RELATED THERETO.

         B. Recipient's Authorization to utilize the Licensed Product is only valid for internal research and discovery purposes.

         C. Except as otherwise stated in this Agreement, the Authorization can not be assigned or otherwise transferred to any third party without the prior written consent of BBC. Any such attempted assignment shall be considered void.

         D. Recipient must obtain the approval of BBC prior to utilizing the TET-System in collaboration with any third party. A commercial entity would be required to obtain a commercial license from BBC and a not-for-profit entity would be required to execute a notice and acknowledgement agreement from BBC.

         E. Development by Recipient leading to regulatory approval is not allowed under this Authorization. In the event Recipient wishes to engage in such development or commercialization activities, Recipient and BBC shall negotiate, diligently and in good faith, the terms of a commercially reasonable license that will permit Recipient to do so.

         F. Transfer of reagents, including, but not limited to, cell lines, plasmids, vectors, receptors, promoters, embryos, animals, chemical entities, pharmaceuticals, and other products or agents which incorporate the TET-System or a component of the TET-System ("Reagents") to any other not-for-profit or commercial entity is not permitted without the prior written approval of BBC.

2. Recipient shall be responsible for and shall indemnify and hold harmless BBC and its affiliates, its officers, agents and employees, from and against any and all claims for or on account of, any injury to or death of persons, or damage to property, including but not by way of limitation, damage to property of Recipient or others, arising out of or in any way occurring directly or indirectly in connection with Recipient's use of the TET-System and the Patent Rights and Recipient shall at its sole expense defend any and all actions based thereon.

3. Recipient further acknowledges that Recipient shall have no rights in equity or in law against BBC for any claims or any other cause of action arising out of this Agreement. BBC shall have the right at any time to terminate the rights granted to Recipient pursuant to this Agreement in the event Recipient materially breaches any provision hereunder.

         In consideration for the rights granted pursuant to the preceding paragraphs, Recipient hereby acknowledges and agrees to comply with the foregoing conditions.


                                     BASF BIORESEARCH CORPORATION

                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------
                                     Date:
                                             -----------------------------------

                                     BRISTOL-MYERS SQUIBB COMPANY

                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------
                                     Date:
                                             -----------------------------------

                        SUMMARY OF BASF-OWNED PATENTS AND
                   PATENT APPLICATIONS CLAIMING THE TET-SYSTEM

FORWARD SYSTEM (REPRESSOR SYSTEM):

1.       U.S. Patent #5,464,758, issued November 7, 1995.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard and Gossen.

2.       June 14, 1993. Abandoned U.S. Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss. BBI-013; BBC-003.

3.       U.S. Patent #5,650,298, issued July 22, 1997.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss.

4.       June 14, 1994. Abandoned PCT Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline ResponsivePromoters, by Bujard, Gossen, Salfeld and Voss. BBI-013CPPC; BBC-003B.
         Converted to National Applications as follows:
         Europe - BBI-013CPEP, BBC003B-EP
         Australia - Patent #684524, issued May 14, 1998
         Canada - BBI-013CPCA, BBC003B-CA
         Japan - BBI-013CPJP, BBC003B-JP
         Hong Kong - BBI-013CPHK, BBC003B-HK

5.       June 14, 1994. Pending Mexican Patent Application.
         Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters, by Bujard, Gossen, Salfeld and Voss. BBI-013CPMX; BBC-003C.

6.       U.S. Patent #5,859,310, issued January 12, 1999.
         Mice Transgenic for a Tetracycline-Controlled Transcriptional Activator, by Bujard, Gossen, Salfeld and Voss.

7.       U.S. Patent #5,888,981, issued March 30, 1999.
         Methods for Regulating Gene Expression, by Bujard, Gossen, Salfeld and Voss.

8.       U.S. Patent #5,922,927, issued July 13, 1999.
         Methods for Producing Tetracycline-Regulated Transgenic Mice by Bujard, Gossen, Salfeld and Voss.

9.       September 29, 1998. Pending U.S. Patent Application.
         Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems, by Bujard, Gossen, Salfeld and Voss. BBI-013C2CN; BBC-003G

10.      September 29, 1998. Pending U.S. Patent Application.
         Tetracycline-Regulated Transcriptional Activator Fusion Proteins, by Bujard and Gossen. BBI-013C3CN; BBC-003H.

11.      March 30, 1999. Pending U.S. Patent Application.
         Methods for Regulating Gene Expression, by Bujard, Gossen, Salfeld and Voss. BBI-013C3CN2; BBC-0031.

REVERSE SYSTEM (ACTIVATION SYSTEM):

12.      July 1, 1994. Abandoned U.S. Patent Application.
         Tetracycline-Inducible Transcriptional Activator and
         Tetracycline-Regulated Transcription Units, by Bujard and Gossen. BBI-009; BBC-009.

13.      U.S. Patent #5,654,168, issued August 5, 1997.
         Tetracycline-Inducible Transcriptional Activator and
         Tetracycline-Regulated Transcriptional Units, by Bujard and Gossen.

14.      U.S. Patent #5,789,156, issued August 4, 1998.
         Tetracycline-Regulated Transcriptional Inhibitors, by Bujard and
         Gossen.

15.      June 7, 1995. Pending U.S. Patent Application.
         Animals Transgenic for a Tetracycline-Inducible Transcriptional Activator, by Bujard and Gossen. BBI-009CP3; BBC-009C.

16.      U.S. Patent #5,866,755, issued February 2, 1999.
         Animals Transgenic for a Tetracycline-Regulated Transcriptional Inhibitor, by Bujard and Gossen. BBI-009CP4; BBC-009D.

17.      June 7, 1995. Pending U.S. Patent Application.
         Methods for Regulating Gene Expression, by Bujard and Gossen. BBI-009CP5; BBC-009E.

18.      U.S. Patent #5,814,618, issued September 29, 1998.
         Methods for Regulating Gene Expression, by Bujard and Gossen.

19.      U.S. Patent #5,589,362, issued December 31, 1996.
         Tetracycline-Regulated Transcriptional Modulators with Altered DNA Binding Specificities, by Bujard, Gossen, Hillen, Helbl and Schnappinger.

20.      June 29, 1995. Abandoned PCT Application.
         Tetracycline-Regulated Transcriptional Modulators, by Bujard and Gossen. BBI009C2PC; BBC-009H. Converted to National Applications as follows:
         Europe - BBT-009C2EP; BBC-009H-EP
         Australia - BBI-009C2AU; BBC-009H-AU
         Canada - BBI-009C2CA; BBC-009H-CA
         Japan - BBI-009C2JP; BBC-009H-JP
         Finland - BBI-009C2F1; BBC-009H-FI
         Norway - BBI-009C2NO; BBC-009H-NO S.
         Korea - BBI-009C2KR; BBC-009H-KR
         China - BBI-009C2C1; BBC-009H-CI
         Singapore - BBI-009C2SG; BBC-009H-SG

21.      September 28, 1998. Pending U.S. Patent Application.
         Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems (As Amended), by Bujard and Gossen. BBI-009C3CN; BBC-009K

22.      February 2, 1999. Pending U.S. Patent Application.
         Animals Transgenic for a Tetracycline-Regulated Transcriptional Inhibitor, by Bujard and Gossen. BBI-009C6CN; BBC-009J.

23.      September 28, 1998. Pending U.S. Patent Application.
         Tetracycline-Inducible Transcriptional Activator and Inhibitor Fusion Proteins (As Amended), by Bujard and Gossen. BBI-009C4CN; BBC-009L.

                                  EXHIBIT 3.5-A


         MATERIAL TRANSFER AGREEMENT BETWEEN BMS AND A CORPORATE PARTNER
                    OR ACADEMIC COLLABORATOR FOR TRANSFER OF
                 NON-CRE-LOX MUTANT MICE PURSUANT TO SECTION 3.5

         Bristol-Myers Squibb Company ("BMS") is willing to provide Material (defined below) to ___________________ ("Investigator") of _____________________
("[Institution/Company]") (hereinafter collectively "Recipient") solely for the internal research purposes as described below, under the following terms.

         1. Upon execution of this agreement, BMS shall provide to Investigator samples of the Material. "Material" as used herein means _______________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
[SPECIFY THE NON-CRE-LOX MOUSE (MOUSE OR CELL LINE)] or any cell line or progeny derived directly or therefrom.

         2. The Material will be used by Recipient solely in conducting research under the supervision of Investigator in support of a collaborative research project with BMS. The Material will be used solely within Recipient's internal facilities and will not be transferred to any third party. The Material will be used solely for internal research purposes and for no other purpose. In no event will the Material be used in, or used in the manufacture of, a product for sale (or lease or other transfer of a product for consideration).

         3. Recipient acknowledges the Material or its parent or progenitor has been obtained by BMS from Lexicon Genetics Incorporated ("Lexicon"). Recipient shall acknowledge in any publication or presentation of results of research performed using the Material that the Material or its parent or progenitor was obtained from Lexicon.

         4. Recipient will indemnify, defend and hold harmless BMS and Lexicon from and against any and all claims, losses, liabilities and damages arising from or related to the Recipient's use of the Material. THE MATERIAL IS PROVIDED TO RECIPIENT WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF OTHERS.

         5. Recipient agrees that any person utilizing the Material within Institution will be advised of and shall be subject to the conditions of this Agreement.

         6. BMS represents that it has obtained prior written permission from Lexicon to enter into this Agreement. The parties agree to the foregoing and have caused this Agreement to be executed by their duly authorized representatives.

                                                BRISTOL-MYERS SQUIBB COMPANY

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------


[Name of Institution/Company]

By:
   -----------------------------------------    --------------------------------
(signature of authorized representative)        (signature of Investigator)

Printed Name:                                   Printed Name:
             -------------------------------                 -------------------

Title:
      --------------------------------------

Date:                                           Date:
     ---------------------------------------         ---------------------------

                                 EXHIBIT 3.5-B


         MATERIAL TRANSFER AGREEMENT BETWEEN BMS AND A CORPORATE PARTNER
                  OR ACADEMIC COLLABORATOR FOR LOX-MUTANT MICE
                      PURSUANT TO SECTIONS 3.1.3(b) AND 3.5


         Bristol-Myers Squibb Company ("BMS") is willing to provide Material (defined below) to _______________________ ("Investigator") of
_________________________________ ("[Institution/Company]") (hereinafter collectively "Recipient") solely for the internal research purposes as described below, under the following terms.

         1. Upon execution of this agreement, BMS shall provide to Investigator samples of the Material. "Material" as used herein means _______________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
[SPECIFY THE LOX MOUSE (MOUSE OR CELL LINE) OR ANY CELL LINE OR PROGENY CONTAINING LOX DNA DERIVED THEREFROM] and any cell line or progeny containing lox DNA or cre DNA derived directly or indirectly therefrom.

         2.1. The Material will be used by Recipient solely in conducting research under the supervision of Investigator in support of the collaborative research project with BMS. The material will be used solely within Recipient's internal facilities will not be transferred to any third party. The Material will be used solely for internal research purposes and for no other purpose. In no event will the Material be used in, or used in the manufacture of, a product for sale (or lease or other transfer of a product for consideration).

         2.2. Recipient further agrees that it will not manipulate the genetic information at any loxP site in the Material using cre recombinase, except as may be permitted as set forth in Section 4 below. For example and without limitation, Recipient shall not cross-breed any mouse containing loxP with a mouse expressing cre recombinase.

         3. The Material is covered by the claims of U.S. patent number 4,959,317, which is assigned to DuPont Pharmaceuticals Company. The Material or its parent or progenitor has been obtained by BMS from Lexicon Genetics Incorporated ("Lexicon") which has licensed certain rights under U.S. patent number 4,959,317 from DuPont Pharmaceuticals Company, including the right to permit BMS to extend to third parties the limited rights to practice under U.S. patent number 4,959,317 as set forth herein. Except as specifically and expressly set forth herein, no right is granted by DuPont Pharmaceuticals Company to practice inventions claimed under U.S. patent number 4,959,317. Recipient shall acknowledge in any publication or presentation of results of research performed using the Material that the Material or its parent or progenitor was obtained from Lexicon.

         4. In the event that Recipient has entered into a license agreement with DuPont Pharmaceuticals Company, The DuPont Merck Pharmaceutical Company or E.I. DuPont de

Nemours and Company granting rights under U.S. patent number 4,959,317, then the use of the Material shall be subject to the terms of such license agreement, provided however, that the use of the Material shall be subject to any further restrictions on the use of the Material as set forth herein.

         5. With respect to any further license rights under U.S. patent number 4,959,317, Recipient should contact:

                  Vice President, Product Planning & Acquisition
                  DuPont Pharmaceuticals Company
                  974 Centre Road, Chestnut Run Plaza, WR722
                  Wilmington, Delaware 19807-2802
                  (fax number: 302-922-3040)

         6. Recipient will indemnify, defend and hold harmless BMS and Lexicon from and against any and all claims, losses, liabilities and damages arising from or related to the Recipient's use of the Material. THE MATERIAL IS PROVIDED TO RECIPIENT WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF OTHERS.

         7. Recipient agrees that any person utilizing the Material within [Institution/Company] will be advised of and shall be subject to the conditions of this Agreement.

         8. BMS represents that it has obtained prior written permission from Lexicon to enter into this Agreement.

         The parties agree to the foregoing and have caused this Agreement to be executed by their duly authorized representatives.

                                                BRISTOL-MYERS SQUIBB COMPANY

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------


[Name of Institution/Company]

By:
   -----------------------------------------    --------------------------------
(signature of authorized representative)        (signature of Investigator)

Printed Name:                                   Printed Name:
             -------------------------------                 -------------------

Title:
      --------------------------------------

Date:                                           Date:
     ---------------------------------------         ---------------------------

                                  EXHIBIT 4.4.1


                   FORM FOR DESIGNATION OF LEXVISION PROJECTS

DATE

Lexicon Genetics Incorporated
Attn: LexVision Project Manager
4000 Research Forest Drive
The Woodlands, TX  77381

Subject:  LexVision Project Initiation Request

Dear ______:

This letter is to provide notice to Lexicon Genetics Incorporated ("Lexicon") of the request by Bristol-Myers Squibb Company ("BMS"), under Section 4.4.1 of the LexVision Database and Collaboration Agreement between Lexicon and BMS dated ________________ (the "Agreement"), that Lexicon initiate the Seek-Target-Validation Project specified below for inclusion in the LexVision Database, subject to the terms and conditions of the Agreement.

The Seek-Target-Validation Project to be initiated is described as follows:

     o    Gene Name:

     o    Method of Development:
[**]
     o    Mouse cDNA sequence (if known):

             (Provide as an electronic file or on diskette if necessary)

     o Is the genomic structure (i.e., intron/exon boundaries, size of introns, position of initiation codon, etc.) known for this gene?

             (Provide as an electronic file or on diskette if necessary)

     o Description of desired mutation (i.e., which specific sequences to delete):


Sincerely,

Name: ___________________________
BMS Project Coordinator

Title: ____________________________

                                  EXHIBIT 5.2-A


                 REQUIREMENTS FOR THE GENERATION OF MUTANT MICE

A.       Requirements for the Generation of Mutant Mice.

         1.       Mutant Mice made using the OmniBank Method.

                  Identification of the OST reference number from the OmniBank Database.

         2.       Mutant Mice made using Homologous Recombination.

[**]B.   Specifications for Mutant Mice - Absence of Specific Pathogens.


         Lexicon will maintain the hygiene of its animal facility from which the Mutant Mice derive in a specific pathogen free state according to standards in the industry with screens for the following viral and bacterial pathogens using sentinel mice. Lexicon may alter the list of screened pathogens listed below according to generally accepted changes in industry standards: [**]

C.       Specifications for Tissue Culture Monitoring.

         Lexicon randomly tests tissue culture media and reagents for mycoplasma on a monthly basis, and for a variety of other pathogens, using the industry MAP procedures, on a quarterly basis.

                                  EXHIBIT 5.2-B

   REQUEST FOR DELIVERY OF LEXVISION MUTANT MOUSE UNDER SECTION 5.2(a) OR (b)

DATE

Lexicon Genetics Incorporated
Attn: LexVision Project Coordinator
4000 Research Forest Drive
The Woodlands, TX  77381

Subject: Request for Delivery of LexVision Mutant Mice

Dear ______:

This letter is to provide notice to Lexicon Genetics Incorporated ("Lexicon") of the request by Bristol Myers Squibb Company ("BMS"), under Section(s) 5.2(a) and/or 5.2(b), as the case may be, of the LexVision Database and Collaboration Agreement between Lexicon and BMS dated ________, 2000 (the "Agreement"), for the delivery to BMS of the LexVision Mutant Mice [**] specified below, subject to the terms and conditions of the Agreement.

     o    LexVision Accession No.:

     o    Gene Name:


    [ ] In addition to receiving live mice from the line of Mutant Mice specified above, BMS requests, under Section 5.2(b) of the Agreement, [**].

    [ ] In lieu of receiving live mice from the line of Mutant Mice specified above, BMS requests, under Section 5.2(b) of the Agreement, [**].

    [ ] The "Request for Shipping Information" form has been completed and attached.

    [ ]   [**]


Sincerely,

Name: ___________________________
BMS Project Coordinator

Title: ____________________________

================================================================================
                              FOR LEXICON USE ONLY


-------------------- -------------------- ----------------------------- ------------------------
 REQUEST NO.:                              PROJECT I.D.:
-------------------- ---------------------------------------------------------------------------
 METHOD:              [ ]  Stock        [ ]  Microinjection       [ ]  In Vitro Fertilization
-------------------- ---------------------------------------------------------------------------


DATE OF COMPLETION: ________________    PROJECT MANAGER: ______________________

          REQUEST FOR DEVELOPMENT OF MUTANT MOUSE UNDER SECTION 5.2(c)


DATE

Lexicon Genetics Incorporated
Attention:  LexVision Project Coordinator
4000 Research Forest Drive
The Woodlands, TX 77381

Dear ____:

This letter is to provide notice to Lexicon Genetics Incorporated ("Lexicon") of the request by Bristol Myers Squibb Company ("BMS") that a Mutant Mouse with a Selected Mutation in the murine gene specified below be developed for BMS under
Section 5.2(c) of the LexVision Database and Collaboration Agreement between Lexicon and BMS dated ________, 2000 (the "Agreement"), subject to the terms and conditions of the Agreement.


The Mutant Mouse Project to be initiated is described as follows:

Gene or project name: __________      GenBank Accession Number (if any): _______

Mouse cDNA sequence (if known):
(Attach additional sheets or electronic file if necessary)




Genomic structure (if known):
(Attach additional sheets or electronic file if necessary)




Type of mutation preferred:




[ ]      [**]


Sincerely,

Name: ___________________________
BMS Project Coordinator

Title: ____________________________

                                   EXHIBIT 5.5


           STANDARD LEXICON MUTANT MOUSE SHIPPING AND RECEIVING REPORT

                        REQUEST FOR SHIPPING INFORMATION

The following information is required to process the shipment of your mutant mice. In order to prevent any delays in shipping your mice, please complete this form in full and submit it to Lexicon as soon as possible. Omission of any information could delay your shipment. **Lexicon will not ship any mice without explicit authorization from the receiving institution's veterinarian.**


      SHIPPING & RECEIVING CLERK:
                                   ---------------------------------------------
               Clerk's Telephone:
                                   ---------------------------------------------
                     Clerk's Fax:
                                   ---------------------------------------------
                  Clerk's E-mail:
                                   ---------------------------------------------

                                   ---------------------------------------------
                     INSTITUTION:
                                   ---------------------------------------------
                SHIPPING ADDRESS:
                           Street
                                   ---------------------------------------------
                         Building
                                   ---------------------------------------------
                         Room No.
                                   ---------------------------------------------
         City, State and Zip Code
                                   ---------------------------------------------
                          Country
                                   ---------------------------------------------

      INSTITUTION'S VETERINARIAN:
                                   ---------------------------------------------
        Veterinarian's Telephone:
                                   ---------------------------------------------
              Veterinarian's Fax:
                                   ---------------------------------------------
           Veterinarian's E-mail:
                                   ---------------------------------------------

          RECEIVING INVESTIGATOR:
                                   ---------------------------------------------
        Investigator's Telephone:
                                   ---------------------------------------------
              Investigator's Fax:
                                   ---------------------------------------------
           Investigator's E-mail:
                                   ---------------------------------------------


SHIPPING & DELIVERY REQUIREMENTS (DOMESTIC AND INTERNATIONAL):

Lexicon will use the information you provide above to exchange the required health documents with the Institution's Veterinarian and schedule the shipment. The shipping costs have been included in the overall project cost.

INTERNATIONAL ONLY:  Lexicon will contact the Receiving Veterinarian approximately 3 weeks prior to delivery. At this time, Lexicon will provide serology reports and request an Import Permit from the Receiving Veterinarian. An Import Permit is required in most countries and must be provided to Lexicon in English and the predominant language of the receiving country. Lexicon will notify Receiving Institution and Animal Port Houston when mice are ready to be shipped. Upon arrival in the destination country, the Receiving Institution is responsible for arranging delivery from the airport to Receiving Institution. Animal Port Houston will contact the Receiving Institution and provide flight information.


PLEASE RETURN THIS FORM TO:  LexVision(TM) Project Manager
                             Lexicon Genetics Incorporated
                             4000 Research Forest Drive
                             The Woodlands, TX 77381
                             Tel: 281-364-0100
                             Fax: 281-296-0749
                             E-mail: jd@lexgen.com or cmossel@lexgen.com

                                 EXHIBIT 10.1.7


                            SUMMARY OF MGRI AGREEMENT

In April 1997, Lexicon entered into an agreement with the Merck Genome Research Institute ("MGRI"), a not-for-profit institution, pursuant to which MGRI agreed to pay Lexicon $8.0 million over five years for the development of 150 lines of mutant mice from OmniBank. The lines of mice generated for MGRI are selected by a mutation selection committee comprised of selected scientists from academic institutions and industry. Under the agreement, a non-profit institution designated by MGRI (an "NFP") will distribute the mice at cost to the biomedical research community to support research. MGRI has exclusive rights to the 150 lines of mice selected by the selection committee, provided that Lexicon retains rights to use the mice for its own research programs and, subsequent to the time that a given line of mice are made available by an NFP, to provide mice from such line of mice to Lexicon collaborators; and provided, further, that MGRI's rights of exclusivity to mice made from an OmniBank ES cell do not limit Lexicon's right to make or sell mice made by Homologous Recombination.

                                 EXHIBIT 10.1.15


                         ANIMAL CARE AND USE GUIDELINES

     To satisfy BMS requirements for assuring appropriate care and use of animals used by Lexicon under this Agreement, Lexicon agrees as follows:

A. All animal test methods or other procedures used by Lexicon hereunder must be reviewed and approved by a BMS Animal Care and Use Committee (ACUC) or by another appropriate reviewing body mutually acceptable to BMS and the Lexicon, such acceptance by BMS not to be unreasonably withheld or delayed (for facilities located within the United States Lexicon's ACUC is presumptively acceptable to BMS). Suitable documents for review include: animal test methods, written descriptions of animal use portions of activities or animal use protocols, etc. For activities reviewed and approved by a non-BMS reviewing body, Lexicon shall provide to BMS the following for its review, comment, and, if necessary, recommended changes in procedures or methods approved by the non-BMS reviewing body that would be reasonably acceptable to BMS:

     (1) A copy of the specific animal test method or animal use protocol to be used by Lexicon for the animal work under this Agreement; and

     (2)  Documentation of the non-BMS reviewing body approval of such use.

B. Within 30 days after Lexicon obtains accreditation by the American Association for the Accreditation of Laboratory Animal Care (AAALAC), Lexicon will provide to BMS a copy of the Accreditation Certificate or Accreditation Letter evidencing such accreditation. Lexicon will use all commercially reasonable efforts to finalize its application for AAALAC accreditation by the end of August 2001. If Lexicon is unable to meet this timeline using all commercially reasonable efforts, Lexicon shall promptly notify BMS and inform BMS of the actions Lexicon is taking to promptly complete and submit its application to obtain AAALAC accreditation. Following its receipt of AAALAC accreditation, Lexicon will use all commercially reasonable efforts to maintain such accreditation during the remainder of the Collaboration Term. If at any time during the Collaboration Term, AAALAC revokes Lexicon's accreditation, Lexicon will immediately notify BMS of such event and will thereafter comply with the criteria in (C) below.

C. If Lexicon is not AAALAC accredited or loses its AAALAC accreditation at any time during the Collaboration Term, Lexicon will provide to BMS, at such time(s) as BMS may request, documented evidence satisfactory to BMS of proper animal care and use in connection with the work under this Agreement, which evidence shall include without limitation the following:

     (1)  For facilities located within the United States:

          (a) Copies of the most recent two USDA inspection reports, indicating no exceptions or deficiencies unacceptable to BMS, if and after Lexicon's facilities become subject to the jurisdiction of the USDA;

          (b) Copies of the two most recent ACUC semi-annual inspection reports/reviews for the facilities at which the work under this Agreement will be conducted, indicating no exceptions or deficiencies unacceptable to BMS; and

          (c) A copy of Lexicon's NIH Assurance statement and number, if applicable.

     (2)  For facilities located outside the United States:

          (a) Copies of such local accreditation and/or satisfactory local governmental inspection reports as BMS may require; and

          (b) Evidence of compliance with such other minimum standards as may be established by BMS.

         Lexicon shall notify BMS promptly of any change in the status of any accreditation or inspection report provided to BMS hereunder.

D. Lexicon represents that it will use all commercially reasonable efforts to establish and maintain appropriate written procedures or guidelines for the humane care and treatment of all animals to be used in the work under this Agreement.

E. Lexicon agrees that, upon reasonable advance written notice from time to time during the Collaboration Term, representatives of BMS shall have the right to inspect the facilities used by Lexicon hereunder and to audit the care, treatment and use of the animals used in Lexicon's performance hereunder.

F. Except to the extent otherwise provided in this Agreement, title to animals used hereunder shall remain with Lexicon. Upon conclusion of Lexicon's work under this Agreement, the animals shall be disposed of as provided in any protocol or other agreed upon methodology, unless otherwise mutually agreed or unless BMS requests that such animals be transferred to BMS (in which case Lexicon will do so in accordance with the terms of the Agreement). Destruction of any animals by Lexicon shall be accomplished in a lawful and humane manner.

G. Lexicon agrees that no drug or device provided by BMS to Lexicon may be used in humans under any circumstances.

H. If any work to be done by Lexicon hereunder is intended as a non-clinical laboratory safety study to be submitted to or reviewed by the FDA, Lexicon agrees to comply with the requirements of 21 CFR 58.1 et seq. in the conduct of such work. In such event, BMS will notify Lexicon of this intention.